Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Execution Copy

CREDIT AGREEMENT

BETWEEN

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

as Borrower

AND

DIRTT ENVIRONMENTAL SOLUTIONS, INC.

as Guarantor

AND

ROYAL BANK OF CANADA

as Lender

MADE AS OF

JULY 19, 2019

McCarthy Tétrault LLP

- ii -

ARTICLE 6 - REPAYMENT		39

6.01	Mandatory Repayment - Credit Facility	39
6.02	Excess Over the Maximum Amounts	39
6.03	Repayment Compensation	39

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS		39

7.01	Place of Payment of Principal, Interest and Fees	39
7.02	Netting of Payments	40

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES		40

8.01	Representations and Warranties	40
8.02	Survival and Repetition of Representations and Warranties	45

ARTICLE 9 - COVENANTS		46

9.01	Positive Covenants	46
9.02	Financial Covenants	48
9.03	Reporting Requirements	48
9.04	Negative Covenants	49

ARTICLE 10 - SECURITY		51

10.01	Security	51
10.02	After Acquired Property and Further Assurances	53
10.03	Form of Security	53

ARTICLE 11 - DEFAULT		53

11.01	Events of Default	53
11.02	Acceleration and Enforcement	56
11.03	Payment of Bankers’ Acceptances and Letters of Credit	56
11.04	Remedies Cumulative	57
11.05	Perform Obligations	57
11.06	Third Parties	57
11.07	Application of Payments	57
11.08	Right of Set-off	57

ARTICLE 12 – CHANGE IN CIRCUMSTANCES AND INDEMNITIES		58

12.01	Increased Costs	58
12.02	Taxes	59
12.03	Illegality	60
12.04	Inability to Determine Rates, Etc.	60
12.05	Indemnity by the Borrower	61

ARTICLE 13 - GUARANTEE		62

13.01	Guarantees and Indemnity	62
13.02	Obligations Absolute	62
13.03	No Release	63
13.04	No Exhaustion of Remedies	63
13.05	Prima facie Evidence	63

- iii -

13.06	No Set-Off	64
13.07	Continuing Guarantee	64
13.08	Waivers by Guarantors	64
13.09	Demand	64
13.10	Interest	64
13.11	Subrogation; Contribution	64
13.12	Stay of Acceleration	65
13.13	Limitation on Obligations of Subsidiary Guarantors	65

ARTICLE 14 - GENERAL		65

14.01	Costs and Expenses	65
14.02	Governing Law, Jurisdiction, Etc.	65
14.03	Judgment Currency	66
14.04	Confidentiality	67
14.05	Benefit and Burden of Agreement	67
14.06	No Assignment by the Borrower	68
14.07	Assignment or Participation by Lender	68
14.08	Notices	68
14.09	Effect of Assignment	69
14.10	Survival	69
14.11	Severability	69
14.12	Further Assurances	69
14.13	Amendments and Waivers	69
14.14	Time of the Essence	70

CREDIT AGREEMENT

THIS AGREEMENT is made as of July 19, 2019

BETWEEN:

DIRTT Environmental Solutions Ltd., a corporation incorporated under the laws of the Province of Alberta (the “Borrower”),

- and -

Royal Bank of Canada, a Canadian chartered bank (the “Lender”).

WHEREAS the Borrower has requested the Credit Facility and the Lender has agreed to provide the Credit Facility to the Borrower upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Adjusted EBITDA” means, with respect to any Person for any period, the Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in the statement of income included in the financial statements of such Person:

(i)

all amounts deducted in the calculation thereof in respect of Depreciation Expense, and current and deferred taxes, net losses of Subsidiaries and any other losses incurred in respect of investments that are in each case accounted for on an equity basis;

(ii)	Total Interest Expense;

(iii)	all unrealized hedging losses; and

(iv)

non-cash stock-based compensation expenses (options, performance stock units, deferred stock units) and any extraordinary, non-recurring or unusual expenses or losses (including, whether or not otherwise includable as a separate item in such statement of income, losses on sales outside of the ordinary course of business or on sales of Property of a Restricted Party which is leased back to any Restricted Party);

less, without duplication and to the extent reflected as a credit in such statement of net income:

(v)	any reduction of income taxes;

(vi)	all unrealized hedging gains;

(vii)	amounts included in the calculation thereof in respect of net profits of Subsidiaries and any other profits in respect of investments that are in each case accounted for on an equity basis; and

any extraordinary, non-recurring or unusual income or gains (including, whether or not otherwise includable as a separate item in such statement of income, gains on sales outside of the ordinary course of business or on sales of Property by a Restricted Party that are leased back to any Restricted Party).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this credit agreement, including its recitals and schedules.

“Applicable Accounting Standards” means IFRS for so long as the Borrower is not listed on an accredited U.S. exchange and commencing the first Fiscal Quarter after such listing and thereafter, U.S. GAAP.

“Applicable Laws” means, in relation to any Person, property, transaction or event:

(i)	the common law and all applicable provisions of laws, statutes, rules, policies having the force of law and regulations of any Governmental Authority in effect from time to time; and

(ii)

all judgments, orders, awards, decrees, official directives, writs and injunctions from time to time in effect of any Governmental Authority in an action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event, provided however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have gone into effect and adopted after the date of this Agreement, regardless of the date enacted, adopted or issued.

“Applicable Margin” means the percentage rate per annum, in the case of Loans other than LIBOR Loans, or a rate for a period of 360 days, in the case of LIBOR Loans, determined in accordance with the applicable table below and adjusted in accordance with Section 4.05:

Prime Rate Margin	BA Stamping/ Letter of Credit Fee Rate	Standby Fee Rate	Base Rate Margin	LIBOR Margin/CDOR Loan Margin
[***]%	[***]%	[***]%	[***]%	[***]%

After the occurrence and during the continuance of a Default or an Event of Default (each an “Effective Increase Date”), each Applicable Margin shall, increase by an additional 200 bps per annum until such Default or Event of Default, as the case may be, has been remedied

“Assignment” has the meaning set out in Section 14.07(1).

“BA Discount Proceeds” means, with respect to a particular Bankers’ Acceptance, the following amount:

F
1+	D×T
Y

where:

F	means the face amount of such Bankers’ Acceptance;

D	means the applicable BA Discount Rate for such Bankers’ Acceptance;

T	means the number of days to maturity of such Bankers’ Acceptance; and

Y	means the number of days in the applicable calendar year,

with the amount as so determined being rounded to the nearest whole cent, with one-half of one cent being rounded up.

“BA Discount Rate” means, for any Drawdown Date in respect of any Bankers’ Acceptances to be purchased pursuant to Article 5, the CDOR Rate (calculated on an annual basis).

“BA Stamping Fee” means the amount calculated by multiplying the face amount of a Bankers’ Acceptance by the BA Stamping Fee Rate and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers’ Acceptance up to but excluding the maturity date of such Bankers’ Acceptance, and the denominator of which is the number of days in the calendar year in question.

“BA Stamping Fee Rate” means, with respect to a Bankers’ Acceptance, the applicable percentage rate per annum indicated below the reference to “BA Stamping Fee/Letter of Credit Rate” in the definition of “Applicable Margin”.

“Bankers’ Acceptance” means a depository bill, as defined in the Depository Bills and Notes Act (Canada), in Canadian dollars that is in the form of a Draft signed by the Borrower and accepted by the Lender as contemplated under Section 5.01.

“Bank Product Documents” means all present and future agreements, documents, certificates and instruments delivered by a Restricted Party to the Lender creating, evidencing, governing, securing or otherwise related to any of the Bank Product Obligations, including documents relating to any credit card facility that may be provided from time to time by the Lender.

“Bank Product Obligations” means all indebtedness, obligations and liabilities of the Borrower or any other Restricted Party to the Lender under any (a) credit card facility (including, without limitation, any credit card facility that may be provided from time to time by the Lender); and (b)

other bank products and cash management facilities (including, without limitation, electronic funds transfer facilities) established in favour of the Borrower or any other Restricted Party.

“Base Rate” means the greater of (i) the variable per annum rate of interest announced and adjusted by the Lender from time to time, as its reference rate of interest for United States Dollar loans in Canada and designated as its “base rate”, and (ii) the sum of (A) the Federal Funds Effective Rate, and (B) 1.00% per annum.

“Base Rate Loan” means a Loan in, or Conversion into, United States Dollars with respect to which the Borrower has specified that interest is to be calculated by reference to the Base Rate.

“Base Rate Margin” means, the applicable percentage rate per annum as set out below the heading “Base Rate Margin” in the table in the definition of “Applicable Margin”.

“Basis Points” or “bps” means one one-hundredth of one percent.

“Borrower’s Accounts” means the accounts maintained from time to time by the Borrower with the Lender.

“Borrower’s Counsel” means Bennett Jones LLP or such other firm of legal counsel as the Borrower may from time to time designate and that is acceptable to the Lender, acting reasonably.

“Business Day” means a day of the year, other than a Saturday, Sunday or statutory holiday, on which the Lender is open for business at its main branch in Calgary, Alberta, and in respect of United States Dollar Loans, at its agency in New York, New York, and, in respect of LIBOR Loans, at is principal office in London, England.

“Canadian Dollars” and “Cdn. $” and “$” mean the lawful money of Canada.

“Capital Expenditures” means any expenditure made by any Person (i) for the purchase or acquisition or replacement of capital assets, net of proceeds of disposition of capital assets (other than proceeds received on a sale-leaseback transaction), (ii) for the repair of capital assets that are required to be capitalized in accordance with Applicable Accounting Standards, (iii) any expenditure related to a Capital Lease and (iv) any expenditure relating to an Operating Lease in respect of which such Person has guaranteed the residual value to the lessor (in which case the amount of the Capital Expenditure will be the amount of residual value guaranteed), but for certainty excluding the amount expended on replacement of Property to the extent of insurance proceeds, condemnations, expropriation or third party funding received by such Person on account of damage or destruction, all as determined in accordance with Applicable Accounting Standards.

“Capital Lease” means with respect to any Person, all leases and other agreements for Right of Use Assets that are capitalized on the balance sheet of such Person pursuant to Applicable Accounting Standards excluding any Operating Leases.

“Cash Equivalents” means:

(i)

marketable direct obligations issued by, or unconditionally guaranteed by, the Government of Canada or the Government of the United States or any agency or instrumentality of either of them, and backed by the full faith and credit of Canada or the

United States, as the case may be, in each case maturing within one year from the date of acquisition;

(ii)

term deposits, certificates of deposit or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of Canada or the United States or any state thereof having combined capital and surplus of not less than $300,000,000; and

(iii)

commercial paper of an issuer rated at least A-1+ or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investor Service Inc. or at least R-1 (High) or the equivalent thereof by Dominion Bond Rating Service Limited, and in each case maturing within six months from the date of acquisition.

“Cash Taxes” means for any Person for any period, the amount of all income Taxes (including federal and provincial income Taxes) and other Taxes payable by such Person on its net taxable income or its capital for such period (which for greater certainty, does not include deferred Taxes or refundable Taxes).

“CDOR Loan” means as Loan in Canadian Dollars which bears interest at a rate based on the CDOR Rate plus the Applicable Margin.

“CDOR Margin” means, the applicable percentage rate per annum as set out below the heading “CDOR Loan Margin” in the definition of “Applicable Margin”.

“CDOR Rate” means for any day and relative to Bankers’ Acceptances having any specified term and face amount or a CDOR Loan having a specified term and principal amount, the average of the annual rates applicable to Canadian Dollar Bankers’ Acceptances having such specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount or principal amount) quoted daily by the banks listed in Schedule 1 of the Bank Act (Canada) that appears on the Reuters Screen CDOR page at approximately 10:00 a.m. EST on such day (or, if such day is not a Business Day, as of approximately 10:00 a.m. EST on the preceding Business Day); provided however at no time shall the CDOR Rate be less than 0%.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(i)	the adoption or taking effect of any Applicable Law;

(ii)	any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority; or

(iii)	the making or issuance of any Applicable Law by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(i)	one or more Persons, acting jointly or in concert (within the meaning of the Securities Act (Alberta)), shall acquire more than 50% of the interests in the Equity of the Borrower; or

(ii)	the Borrower or any other Restricted Party shall cease to own, control or direct 100% of the voting Equity of any Subsidiary of the Borrower.

“Chicago Collateral Mortgage” means the mortgage, security agreement, financing statement, fixture fling and assignment of rents to be granted by DIRTT Colorado in favour of the Lender with respect to the property known municipally as 325 North Wells St. Unit 1000 Chicago, Illinois Cook County, with a Tax Parcel No. 17-09-405-007-1002.

“Closing Date” means July 24, 2019.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment” means the amount specified in Schedule A, being the maximum aggregate amount of Loans that the Lender is obliged to make, as such amount may be reduced from time to time by the amount of any permanent repayments, reductions or prepayments required or made hereunder, or may be cancelled or terminated pursuant to this Agreement.

“Compliance Certificate” means the certificate required pursuant to Section 9.03(3), substantially in the form attached as Schedule 1.01(A), signed by any one of the President and Chief Executive Officer, the Chief Financial Officer or a Vice-President Finance of the Borrower.

“Computer Equipment” means all computers, software or other equipment that includes computing technology or embedded logic such as microchips and sensors, whether owned or leased.

“Consolidated Assets” means the total assets of the Borrower, as determined on a consolidated basis and as shown on the most recent financial statements of the Borrower delivered to the Lender pursuant to Section 9.03(1) and Section 9.03(2).

“Contingent Obligation” means, with respect to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, any indebtedness, leases, dividends, letters of credit or other monetary obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation does not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Conversion” means a conversion of a Loan pursuant to Section 2.06.

“Conversion Date” means the Business Day specified by the Borrower in a Conversion Notice as being the date on which the Borrower has elected to convert one type of Loan into another type of Loan.

“Conversion Notice” means a Notice, substantially in the form set out in Schedule 1.01(B), to be given to the Lender by the Borrower pursuant to Section 2.06.

“CPA Canada” means Chartered Professional Accountants Canada.

“Credit Facility” has the meaning set out in Section 2.01.

“Current Final Maturity Date” has the meaning set out in Section 2.02.

“Debt” means Funded Debt of a Person and the aggregate amount at which any shares or other capital of such Person that are redeemable or retractable at the option of the holder of such shares or capital may be redeemed or retracted for cash or obligations constituting Funded Debt or any combination thereof.

“Default” means any event or condition that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, a determination being made or any combination thereof.

“Depreciation Expense” means, for any period with respect to any Person, depreciation, amortization, depletion and other like reductions to income of such Person for such period not involving any outlay of cash.

“DIRTT Colorado” means DIRTT Environmental Solutions, Inc., a corporation organized under the laws of the State of Colorado, together with its successors and assigns.

“Disposition” means, with respect to a Person, any sale, assignment, transfer, conveyance, lease, licence, sale and lease back, securitization or other disposition of any nature or kind whatsoever of any Property or of any right, title or interest in or to any Property, and “Dispose” has a corresponding meaning.

“Distribution” means (i) any payment, declaration of dividend or other distribution, whether in cash or Property, (but expressly excluding any distribution by way of the payment of dividends by the issuance of equity securities of an issuer) to any holder of shares of any class of the Borrower or any other Restricted Party, (ii) any repurchase, redemption, retraction or other retirement or purchase for cancellation of shares or capital of the Borrower or any other Restricted Party, or of any options, warrants or other rights to acquire any of such shares or capital, or (iii) any payment on account of principal, interest or fees on any loans or advances owing to any shareholder of the Borrower or to an Affiliate of the Borrower .

“Draft” has the meaning set out in Section 5.01.

“Drawdown” means:

(i)	the advance of a Prime Rate Loan, a Base Rate Loan or one or more CDOR Loans or LIBOR Loans;

(ii)	the issue of one or more Bankers’ Acceptances; or

(iii)	the issue of one or more Letters of Credit.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof.

“Drawdown Notice” means a notice, substantially in the form set out in Schedule 1.01(C), to be given to the Lender by the Borrower pursuant to Section 2.06.

“Effective Date” means the date all of the conditions in Section 3.01 are satisfied or waived.

“Encumbrance” means, with respect to any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, right of set-off, title retention, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any consignment by way of security or Capital Lease of Property by such Person as consignee or lessee, as the case may be, or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or other obligation, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” have corresponding meanings.

“Environmental Law” means any Applicable Law relating to the environment including those pertaining to:

(i)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances; and

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

“Equity” means, with respect to any Person at any time, the aggregate of all common, preferred and other share capital of any corporation or limited liability company or any other ownership interests in a partnership, trust or other Person, including without limitation, shares, units or other interests which carry a residual right to participate in the earnings of such corporation, limited liability company, partnership, trust or other Person or, upon the liquidation or winding up of such corporation, limited liability company, partnership, trust or other Person, to share in its assets, and all warrants of, that Person that would be reflected as equity on the balance sheet of that Person at that time, together with retained earnings and contributed surplus of that Person, that would be reflected on the balance sheet of that Person at that time.

“Equivalent Amount” means, on any day, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars , as the case may be, at the rate of exchange quoted by the Bank of Canada at 4:30 P.M. (Toronto time) on the Business Day preceding the day as of which any determination of such rate is required to be made, for the conversion of United States Dollars to Canadian Dollars or at the rate that is the reciprocal thereof for the conversion of Canadian Dollars to United States Dollars, as the case may be, or, if such rate is not so published by the Bank of Canada for any such day, then at the spot rate quoted by the Lender at approximately noon (Toronto time) on that day in accordance with its normal practice for the applicable currency conversion in the wholesale market.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder, as the same may be amended from time to time.

“Event of Default” has the meaning set out in Section 11.01.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Lender or any other recipient of any payment to be made by or on account of any Obligation or required to be withheld or deducted from a payment to the Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Canadian capital Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the applicable jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of the Lender (or its assignor, if any), any Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Applicable Laws in effect on the date on which such Lender (or its assignor, if any) (i) acquires such interest in such Loan or Commitment or (ii) designates a new Lending Office, except in each case to the extent that the Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from any Restricted Party with respect to such withholding Tax pursuant to Section 12.02, (c) any Canadian Tax that would not have been imposed but for a recipient (i) not dealing at arm’s length for purposes of the ITA with a Restricted Party, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of a Restricted Party or not dealing at arm’s length for purposes of the ITA with any such specified shareholder, and (d) any withholding tax imposed under FATCA or Taxes imposed pursuant to Part XVIII of the ITA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, a fluctuating rate of interest expressed as a percentage rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which that rate is not published for that day by the Federal Reserve Bank of New York, the simple average of the quotations for that day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Final Maturity Date” has the meaning set out in Section 2.02.

“Financial Assistance” means, without duplication and with respect to any Person, all loans granted by that Person and guarantees or Contingent Obligations incurred by that Person for the purpose of or having the effect of providing financial assistance to another Person or Persons, including letters of guarantee, letters of credit, legally binding comfort letters or indemnities issued in connection therewith, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), obligations to purchase assets regardless of the delivery or non-delivery thereof and obligations to make advances or otherwise provide financial assistance to any other Person.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower on a consolidated basis, the ratio of (i) Adjusted EBITDA for the most recently completed twelve month period less Cash Taxes actually paid during such twelve month period, Unfunded Capital Expenditures actually paid in such twelve month period, and Distributions (excluding Permitted Special Distributions paid by the Borrower), actually made in such twelve month period, plus, in each case without duplication, operating leases and rent, to (ii) Fixed Charges for the same period.

“Fixed Charges” means, with respect to any Person for any period and on a consolidated basis, the sum of (in each case, without duplication) (i) Total Interest Expense, (ii) all Debt repayments required to be paid by such Person during such period, (iii) all amounts actually paid by such Person in respect of Capital Leases during such period, and (iv) all rent and other charges actually paid by such Person during such period with respect to all operating leases.

“Free Operating Cash Flow” means at any time, the amount of cash flow of the Borrower and its Subsidiaries from operations, determined on a consolidated basis, for the most recently completed fiscal year, less repayment of Capital Lease liabilities, scheduled payment of Funded Debt, and the amount of Capital Expenditures of the Borrower and its Subsidiaries for such fiscal year.

“Funded Debt” means, with respect to any Person, all obligations that, in accordance with Applicable Accounting Standards, would then be classified as a liability of such Person, and, without duplication, includes, with respect to such Person:

(i)	an obligation in respect of borrowed money or for the deferred purchase price of Property or services or an obligation that is evidenced by a note, bond, debenture or any other similar instrument;

(ii)	a transfer with recourse or with an obligation to repurchase, to the extent of the liability of such Person with respect thereto;

(iii)	an obligation under a Capital Lease;

(iv)	an obligation under a residual value guarantee made with respect to an Operating Lease in which such Person is the lessee;

(v)

a reimbursement obligation or other obligation in connection with a bankers’ acceptance or any similar instrument, or letter of credit or letter of guarantee issued by or for the account of such Person;

(vi)	all outstanding obligations secured by an Encumbrance on any Property of such Person, whether or not assumed by them;

(vii)	all obligations of such Person created or arising under any conditional sales agreement or other title retention agreement; or

(viii)	a Contingent Obligation to the extent that the primary obligation so guaranteed would be classified as “Funded Debt” (within the meaning of this definition) of such Person,

provided, however, that there will not be included for the purpose of this definition any obligation that is on account of (A) reserves for deferred income taxes, (B) minority interests in Subsidiaries, or (C) trade accounts payable incurred in the ordinary course of business.

“Funded Debt to Adjusted EBITDA Ratio” means, at any time, with respect to the Borrower on a consolidated basis, the ratio of (i) Funded Debt at such time, to (ii) Adjusted EBITDA for the four most recently completed fiscal quarters.

“GFP Landlord Consent” means the landlord consent to be executed by GFP Alliance Phoenix LLC in favour of the Lender in connection with the lease by the Borrower of the premises known municipally as 824 East University Drive, Phoenix, Arizona providing for, among other things, the consent of GFP Alliance Phoenix LLC to the Borrower granting to the Lender a mortgage and charge over the interest of the Borrower in and to such lease, which landlord consent agreement shall be in form and substance satisfactory to the Lender.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, the Superintendent of Financial Institutions or other comparable authority or agency.

“Guaranteed Obligations” means, with respect to each Guarantor, the Obligations of each Restricted Party (other than such Guarantor).

“Guarantors” means each Person identified on the signature pages hereto as a Guarantor and each other Subsidiary of the Borrower that may from time to time become a party hereto in accordance with Section 9.04(15) and their successors and assigns, and “Guarantor” means any one of them.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

“Hedge Arrangement” means, with respect to any Person, any arrangement or transaction between such Person and any other Person other than another Restricted Party that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to manage or to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

“Hoopp Landlord Consent” means the landlord consent to be executed by Hoopp Realty Inc. in favour of the Lender in connection with the HOOPP Lease providing for, among other things, the consent of Hoopp Realty Inc./Immeubles Hoopp Inc. to the Borrower granting to the Lender a mortgage and charge over the interest of the Borrower in and to the Hoopp Lease and a subordination and postponement of the Encumbrances contained in the Hoopp Lease in favour of the Security held by the Lender, which landlord consent shall be in form and substance satisfactory to the Lender.

“Hoopp Lease” means the lease of industrial space entered into between the Borrower and Hoopp Realty Inc./Immeubles Hoopp Inc. dated as of February 12, 2015 and relating to the lands municipally known as Unit 1, 6335 57th Street SE, Calgary, Alberta, as amended by an amendment of lease dated April 16, 2015, a lease modification agreement dated October 27, 2015, a third amendment of lease dated November 12, 2015 and a fourth amendment of lease dated January 8, 2016 and as further amended, modified, supplemented, restated or replaced from time to time.

“Hostile Acquisition” means an unsolicited acquisition of the Equity of any Person that is publicly traded, or otherwise to facilitate, assist or participate in an acquisition of the voting Equity of any Person that is publicly traded, where the board of directors or the equivalent of such Person has not approved such acquisition nor recommended the approval of such acquisition to the holders of such voting Equity.

“IFRS” means International Financial Reporting Standards, including International Accounting Standards and Interpretations together with their accompanying documents which are set by the IFRS Foundation, and the IFRS Interpretations Committee, the interpretative body of the IFRS Foundation, but only to the extent the same are adopted by CPA Canada as generally accepted accounting principles in Canada and then subject to such modifications thereto as are agreed by CPA Canada, applied on a consistent basis.

“IFRS 16” means the International Financial Reporting Standard 16: Leases.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” means any and all intellectual and industrial property, whether recorded or not and regardless of form or method of recording, including all works in which copyright subsists or may subsist (such as computer software), data bases (whether or not protected by copyright), designs, documentation, manuals, specifications, industrial designs, trade secrets, confidential information, ideas, concepts, know-how, trade-marks, service marks, trade names, domain names, discoveries, inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, improvements and modifications, integrated circuit topographies and mask works.

“Intellectual Property Rights” includes all intellectual and industrial and other proprietary rights in any Intellectual Property.

“Interest Payment Date” means:

(i)	with respect to each Prime Rate Loan and each Base Rate Loan, the last Business Day of each calendar month, and

(ii)

with respect to each LIBOR Loan and CDOR Loan, the last Business Day of each applicable Interest Period, and, if any Interest Period is longer than three months, the last Business Day of each successive three month period during such Interest Period.

“Interest Period” means:

(i)

with respect to each Prime Rate Loan and each Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and ending on the date selected by the Borrower for the Conversion of such Loan into another type of Loan or for the repayment of such Loan;

(ii)

with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of one, two, three or six months duration commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan;

(iii)

with respect to each CDOR Loan, the period selected by the Borrower and being of one, two, three or six months duration commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be; and

(iv)

with respect to each LIBOR Loan, the period selected by the Borrower and being of one, two, three or six months duration commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be;

provided that in any case the last day of each Interest Period will be also the first day of the next Interest Period and further provided that the last day of each Interest Period will be a Business Day. If the last day of an Interest Period selected by the Borrower is not a Business Day the Borrower will be deemed to have selected an Interest Period the last day of which is the Business Day next following the last day of the Interest Period otherwise selected unless such next following Business Day falls in the next calendar month in which event the Borrower will be deemed to have selected an Interest Period the last day of which is the Business Day immediately preceding the last day of the Interest Period otherwise selected and further provided that the last Interest Period hereunder must expire on or prior to the Final Maturity Date.

“Investment” in any Person means any direct or indirect (i) acquisition of any shares, partnership interests, participation interests in any arrangement, options or warrants, or any indebtedness, whether or not evidenced by any bond, debenture or other written evidence of such Person, or (ii) acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person. The amount of any Investment will be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a return of capital, or repayment of the principal amount of indebtedness, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property will be valued at its fair market value at the time of such transfer.

“ITA” means the Income Tax Act (Canada), as amended.

“Judgment Conversion Date” has the meaning set out in Section 14.03(1).

“Judgment Currency” has the meaning set out in Section 14.03(1).

“Lease Agreements” means those lease agreements identified in Schedule 1.01 (D) and “Lease Agreement” means any one of them.

“Lender’s Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Lender may from time to time designate.

“Lending Office” means the office of the Lender located at Suite 2300 335 8th Avenue S.W., Calgary, Alberta, or at such other office as the Lender may designate in writing.

“Letter of Credit” means a standby letter of credit or a commercial letter of credit issued or deemed to be issued pursuant to the Credit Facility at the request and for the account of the Borrower.

“Letter of Credit Fee Rate” means, with respect to a Letter of Credit, the percentage rate per annum as set out below the heading “BA Stamping/Letter of Credit Fee Rate” in the definition of “Applicable Margin”.

“LIBOR” means, for each Interest Period for a LIBOR Loan, the interest rate, expressed as a percentage rate per annum on the basis of a 360 day year, equal to:

(i)

the average annual rate of interest (based on a 360-day year in accordance with market convention) at which major banks in the London interbank market are offering deposits in U.S. Dollars for a period equal to the relevant Interest Period and for an amount equal to the LIBOR Loan, by reference to the rate set by ICE Benchmark Administration for deposits in U.S. Dollars (as set forth by any service selected by the Lender that has been nominated by ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates (which at the date hereof is LIBOR 01 Page of Reuters Limited)) at or about 11:00 A.M. London, England time on the second Business Day prior to the first day of such Interest Period; or

(ii)

if a rate is not determinable pursuant to clause (i) of this definition at the relevant time, the rate of interest, expressed as a rate of interest per annum on the basis of a year of 360 days, at which deposits in U.S. Dollars are offered by the principal lending office in London, England of the Lender to prime banks in the London inter-bank market at approximately 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Interest Period for a period comparable to the Interest Period and in an amount comparable to the amount of the LIBOR Loan to be outstanding during such Interest Period.

“LIBOR Loan” means a Loan in or Conversion into United States Dollars made by the Lender to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to LIBOR.

“LIBOR Margin” means, the applicable percentage rate per annum as set out below the heading “LIBOR Margin” in the definition of “Applicable Margin”.

“Loan” means any extension of credit by the Lender under this Agreement.

“Loan Documents” means (a) this Agreement, (b) the Security, (c) the Bank Product Documents, and (d) all present and future agreements, documents, certificates and instruments delivered by any Restricted Party to the Lender pursuant to or in respect of this Agreement or the Security (but expressly excluding any Hedge Arrangement (including, without limitation, any Qualifying Hedge Arrangement)), in each case as the same may from time to time be amended, modified, varied, restated or replaced, and “Loan Document” means any one of the Loan Documents.

“Material Adverse Change” means a material adverse effect on:

(i)	the financial condition of the Borrower and the other Restricted Parties, taken as a whole;

(ii)	the Borrower’s and the other Restricted Parties’ ability taken as a whole to perform their respective obligations under the Loan Documents;

(iii)	the property, business, operations, corporate governance or liabilities of the Borrower and the other Restricted Parties, taken as a whole; or

(iv)	the priority ranking of any Security, or the rights or remedies intended or purported to be granted to the Lender under or pursuant to this Agreement or any other Loan Documents.

“Material Acquisition” means one or more acquisitions by a Restricted Party of the Equity of, or other assets from, a third party (other than a Restricted Party) completed in the immediately preceding fiscal quarter for net consideration in the aggregate excess of 20% of the Consolidated Assets.

“Material Contracts” means, with respect to a particular Restricted Party, the contracts set out under such Restricted Party’s name in Schedule 1.01(D) and all other contracts to which such Person is a party or by which it is bound or may hereafter become a party or be bound, the breach or default of which would result in a Material Adverse Change, and “Material Contract” means any one thereof.

“Material Licences” means all licences, permits or approvals issued by any Governmental Authority, or any applicable stock exchange or securities commission, to any Restricted Party, and which are at any time on or after the date of this Agreement:

(i)	necessary or material to the business and operations of such Restricted Party or to the listing of its securities, the breach or default of which would result in a Material Adverse Change; or

(ii)	designated by the Lender, in the sole discretion of the Lender, as a Material Licence, provided that the Lender has notified the Borrower of such designation.

“Net Income” means, with respect to any Person for any period, the net revenue of such Person for such period on a consolidated basis, less all expenses and other charges not otherwise deducted in computing such net revenue for such period, determined in accordance with Applicable Accounting Standards, but excluding extraordinary items as determined in accordance with Applicable Accounting Standards, earnings resulting from any reappraisal, revaluation or other write-up of assets and gains arising from the repurchase of any equity security of such Person or any Subsidiary.

“Obligations” means all indebtedness, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Restricted Parties, or any of them, to the Lender or any Affiliate of the Lender, in any currency or remaining unpaid by the Restricted Parties, or any of them, to the Lender or any Affiliate of the Lender, under or in connection with this Agreement, the other Loan Documents (or any of them), the Bank Product Documents, or the Qualifying Hedge Arrangements (or any of them), whether arising from dealings between the Lender or any of its Affiliates and any of the Restricted Parties or from any other dealings or proceedings by which the Lender or any of its Affiliates may be or become in any manner whatever a creditor of a Restricted Party pursuant to this Agreement, the other Loan Documents (or any of them), the Bank Product Documents or the Qualifying Hedge Arrangements (or any of them), and wherever incurred, and whether incurred by a Restricted Party alone or with another or others and whether as principal or surety, and all interest, fees, legal and other costs, charges and expenses relating thereto.

“Operating Lease” means:

(i)

For so long as the Applicable Accounting Standard is IFRS, all leases and other agreements (regardless of whether such lease or agreement is entered into or assumed before or after December 31, 2018) for Right of Use Assets that were not or would not be capitalized on the balance sheet of the issuer under IFRS as it existed on December 31, 2018 and, for greater certainty, prior to giving effect to IFRS 16; and

(ii)	For so long as the Applicable Accounting Standard is U.S. GAAP, “operating leases” as defined under U.S. GAAP.

“Organizational Documents” means, with respect to any Person, such Person’s articles, memorandum or other charter documents, partnership agreement, joint venture agreement, declaration of trust, trust agreement, by-laws, unanimous shareholder agreement, or any and all other similar agreements, documents and instruments pursuant to which such Person is constituted, organized or governed.

“Other Connection Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overdraft Loans” means loans made by way of creating or increasing overdrafts in a Borrower’s Account.

“Participant” has the meaning set out in Section 14.07(1).

“Pension Plan” means (i) a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees resident in Canada of a Restricted Party, (ii) a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan as defined in Section 4001(a)(3) of ERISA), and to which a Restricted Party may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA, or (iii) any other pension benefit plan or similar arrangement applicable to employees of a Restricted Party.

“Permitted Debt” means:

(i)	Funded Debt under this Agreement;

(ii)	Funded Debt in respect of Bank Product Obligations;

(iii)	Debt between Restricted Parties;

(iv)

Funded Debt in an amount not to exceed Cdn. $5,000,000 in the aggregate: (a) in respect of Purchase Money Security Interests granted by a Restricted Party; and (b) incurred by a Restricted Party in the ordinary course of business and for the purpose of carrying on the same, with a third party;

(v)	Debt in the aggregate amount of up to $1,000,000 in respect of corporate credit cards for the Borrower and the other Restricted Parties; and

(vi)	Qualifying Hedge Arrangements.

“Permitted Dispositions” means:

(i)

a sale or disposition of an interest in machinery, equipment or other tangible personal property for which Purchase Money Obligations were incurred and which obligations are fully repaid concurrently with such sale or disposition;

(ii)	a disposition from one Restricted Party to another Restricted Party;

(iii)	a sale or disposition of inventory in the ordinary course of business and for the purpose of carrying on the same, for fair market value, and in accordance with customary trade terms; and

(iv)

a sale or disposition of machinery, equipment or other tangible personal property, provided that the proceeds of sale of such machinery, equipment or other tangible personal property shall not in any consecutive 12 month period exceed an amount equal to 10% of the Consolidated Assets, provided however that at the time of any such sale or disposition, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall result therefrom.

“Permitted Distributions” means (i) any distribution from a Restricted Party to the Borrower, and (ii) the declaration and payment of dividends to the shareholders of Borrower, not to exceed in any fiscal year, 50% of the Free Operating Cash Flow for the most recently completed fiscal year, provided however that at the time of the declaration and payment of such dividends, no Default or Event of Default shall have occurred and be continuing, and no Default or Event of Default shall result therefrom and the Lender shall be provided with confirmation (in form and substance satisfactory to the Lender, acting reasonably) that the Borrower will continue to comply with the financial covenants set out in Section 9.02 for at least the next two fiscal quarters.

“Permitted Encumbrances” means, with respect to any Person, the following:

(i)

liens for Taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person and in respect of which an adequate reserve in accordance with Applicable Accounting Standards has been established;

(ii)

undetermined or inchoate liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised and of which the Lender has been given notice, or that relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person and in respect of which an adequate reserve in accordance with Applicable Accounting Standards has been established;

(iii)

reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable Property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(iv)

licences, easements, rights-of-way and rights in the nature of easements (including licences, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables and for other means of electronic, data and related technologies) that do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(v)

title defects, irregularities or other matters relating to title that are of a minor nature and that in the aggregate do not materially impair the use of the affected Property for the purpose for which it is used by that Person;

(vi)

the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vii)

the Encumbrance resulting from the deposit of cash or securities to an aggregate maximum amount for all Restricted Parties of Cdn. $5,000,000 at any time in connection with contracts, tenders or expropriation proceedings, or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(viii)	security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(ix)

the Encumbrance created by a judgement of a court of competent jurisdiction, as long as the judgement is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default;

(x)	the Security;

(xi)	any Encumbrance securing Permitted Debt;

(xii)

Encumbrances granted by the Borrower to Upper Canada Forrest Products Ltd. that secure indebtedness owing by the Borrower to Upper Canada Forest Products Ltd. for the supply of goods, which Encumbrances are subject to a subordination and postponement agreement, in form and substance satisfactory to the Lender;

(xiii)	any Encumbrance described in Schedule 1.01(E);

(xiv)

security in cash collateral in the aggregate amount of up to $1,000,000 granted to the issuer of credit cards in respect of corporate credit cards for the Borrower and the other Restricted Parties; and

(xv)	such other Encumbrances as are agreed to in writing by the Lender.

“Permitted Financial Assistance” means, with respect to any Person, the following:

(i)	Financial Assistance given by one Restricted Party to or for the benefit of another Restricted Party;

(ii)

Financial Assistance given by a Restricted Party to or for the benefit of another Person, provided that the aggregate of all such Financial Assistance outstanding at any time, shall not exceed $5,000,000; and

(iii)	Financial Assistance that the Lender has consented to in writing;

provided however that at the time of advance of any such Financial Assistance, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall result therefrom.

“Permitted Investments” means the following means:

(i)	Cash Equivalents;

(ii)

Investments made by the Borrower or any other Restricted Party, provided that the aggregate amount of all such Investments outstanding at any time shall not exceed the lesser of Cdn. $5,000,000 and 10% of the Adjusted EBITDA of the Borrower for the most recently completed twelve month period; and

(iii)	Investments made by the Borrower in or to any other Restricted Party or made by any Restricted Party (other than the Borrower) in or to the Borrower or any other Restricted Party,

provided however that at the time of any such Investment, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall result therefrom.

“Permitted Special Distributions” means in addition to any Permitted Distribution, a one time Distribution by the Borrower to its shareholders by way of dividends, provided however that at the time of the declaration and payment of such dividends, (i) no Default or Event of Default shall have occurred and be continuing, and no Default or Event of Default shall result therefrom, (ii) following the payment of such dividends, the Borrower shall maintain a minimum cash balance of not less than $20,000,000 in the Borrower’s Account, (iii) the Borrower shall maintain the Credit Facility undrawn for a minimum of 10 Business Days prior to and following the payment of such dividends, and (iv) the Lender shall be provided with confirmation (in form and substance satisfactory to the Lender, acting reasonably) that the Borrower will continue to comply with the financial covenants set out in Section 9.02 for at least the next two fiscal quarters.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Piret Landlord Consent” means the three party consent agreement to be executed by Piret (7303 – 30th Street SE) Holdings Inc., the Borrower and the Lender in connection with the lease by the Borrower of the land and building known municipally as 7303 and 7403 30th Street S.E. Calgary, Alberta providing for, among other things, the consent of Piret (7303 – 30th Street SE) Holdings Inc. to the Borrower granting to the Lender a mortgage and charge over the interest of the Borrower in and to such lease, which three party consent agreement shall be in form and substance satisfactory to the Lender.

“Prime Rate” means, on any day, the greater of (i) the variable per annum rate of interest announced and adjusted by the Lender from time to time as its reference rate of interest for Canadian Dollar loans in Canada and designated as its “prime rate”, and (ii) the rate of interest per annum that is equal to the sum of (A) the rate of the Lender for one month bankers’ acceptances that appears on the Reuters Screen CDOR Page at 10:00 a.m. (Toronto time) on that day, and (B) 1.00% per annum.

“Prime Rate Loan” means a Loan in or a Conversion into Canadian Dollars with respect to which the Borrower has specified that interest is to be calculated by reference to the Prime Rate.

“Prime Rate Margin” means, the applicable percentage rate per annum as set out below the heading “Prime Rate Margin” in the definition of “Applicable Margin”.

“Priority Payables” means those amounts owing by the Borrower or a Restricted Party that:

(i)

rank in priority to the Security held by the Lender in respect of (i) employee source deductions, (ii) workers compensation claims, and (iii) other claims secured by statutory liens or deemed trusts including, without limitation, repairer liens, warehousing liens and storage liens; and

(ii)	are in respect of arrears of rent and other amounts payable under a lease or rental agreement for real Property at which inventory of a Borrower or another Restricted Party is located,

provided however, in determining the amount of “Priority Payables” with respect to warehousing liens, storage liens and similar liens and for arrears of rent, there shall only be included amounts in respect thereof that are 30 days or more passed their stated due date.

“Property” means, with respect to any Person, all or any portion of that Person’s undertaking and property, both real and personal.

“Purchase Money Security Interest” means an Encumbrance created or incurred by a Restricted Party securing Funded Debt incurred to finance the acquisition of Property (including the cost of installation thereof), provided that (i) such Encumbrance is created substantially simultaneously with the acquisition of such Property, (ii) such Encumbrance does not at any time encumber any Property other than the Property financed by such Funded Debt (iii) the amount of Funded Debt secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Funded Debt secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such Property and the cost of installation thereof, and for the purposes of this definition the term “acquisition” includes a Capital Lease.

“Qualifying Hedge Arrangements” means Hedge Arrangements entered into by a Restricted Party and the Lender (or an Affiliate of the Lender).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person or of such Person’s Affiliates.

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“Relevant Jurisdiction” means, from time to time, with respect to a Person that is granting Security hereunder, any province or territory of Canada, any state of the United States or any other country or political subdivision thereof in which such Person has its chief executive office or chief place of business, carries on business or has Property and, for greater certainty, includes the provinces and states set out in Schedule 1.01(F).

“Repayment Notice” means the notice substantially in the form set out in Schedule 1.01(G).

“Requirements of Environmental Law” means all requirements of the common law or of statutes, regulations, by-laws, ordinances, treaties, judgments and decrees, and (to the extent that they have the force of law) rules, policies, guidelines, orders, approvals, notices, permits, directives, and the like, of any federal, territorial, provincial, state, regional, municipal or local judicial, regulatory or administrative agency, board or governmental authority in Canada, the United States and any other jurisdiction in which any Restricted Party has operations or assets relating to environmental or occupational health and safety matters (as they relate to exposure to a Hazardous Substance) and the assets and undertaking of any Restricted Party and the intended uses thereof in connection with such matters, including all such requirements relating to: (a) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) consumer, occupational or public safety and health (as they relate to exposure to a Hazardous Substance); and (d) Hazardous Substances or conditions (matters that are prohibited, controlled or otherwise regulated, such as contaminants, pollutants, toxic substances, dangerous goods, wastes, hazardous wastes, liquid industrial wastes, hazardous materials, petroleum and other materials such as urea formaldehyde and polyurethane foam insulation, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB contaminated fluids or equipment, lead based paint, explosives, radioactive substances, petroleum and associated products, above ground and underground storage tanks or surface impoundments).

“Requirements of Law” means, with respect to any Person, the Organizational Documents of such Person and any Applicable Law, in each case applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

“Restricted Parties” means the Borrower, the Guarantors and any person that hereafter becomes a Subsidiary of the Borrower, and their respective successors and assigns permitted by this Agreement, and “Restricted Party” means any one of them.

“Revolving Period” means, in relation to the Credit Facility, the period commencing on the Closing Date and ending on the Current Final Maturity Date.

“Right of Use Asset” means a “right of use asset” as defined under Applicable Accounting Standards.

“Rollover” means the acceptance of a Bankers’ Acceptance in like face amount upon the maturity of a Bankers’ Acceptance or the extension of a CDOR Loan or a LIBOR Loan for an additional Interest Period.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Bankers’ Acceptance, CDOR Loan or LIBOR Loan that is being rolled over.

“Rollover Notice” means the notice, substantially in the form set out in Schedule 1.01(H), to be given to the Lender by the Borrower in connection with the Rollover of a Bankers’ Acceptance, CDOR Loan or LIBOR Loan.

“Security” means the documents creating an Encumbrance in favour of, or any collateral held from time to time by, the Lender securing or intended to secure payment or performance of the Obligations or any of them, including all security described in Article 10.

“SH7 Landlord Consent” means the landlord consent to be executed by SH7-Savannah, LLC in favour of the Lender in connection with the lease by the Borrower of the premises known municipally as 155 Knowlton Way, Suite 100, Savannah Georgia, Chatham County, Georgia providing for, among other things, the consent of SH7-Savannah, LLC to the Borrower granting to the Lender a mortgage and charge over the interest of the Borrower in and to such lease, which landlord consent agreement shall be in form and substance satisfactory to the Lender.

“Software” means all software relating to the business of the Restricted Parties, including the computer programs known by the names as set out in Schedule 1.01(I), including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Subsidiary” means, at any time, with respect to any Person, any other Person, if at such time the first mentioned Person (i) owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and (ii) directly or indirectly, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the board of directors or other persons performing similar functions for such other Person or otherwise exercise control over the management and policies of such other Person, and in either case will include any other Person in like relationship to a Subsidiary of such first mentioned Person and “Subsidiary” includes a trust, if (a) 50% or more interest in the profits or capital thereof is owned by such Person and/or one or more of its Subsidiaries, (b) if such Person and/or one or more of its Subsidiaries, owns, directly or indirectly, sufficient voting Equity to enable it or them (as a group) to elect a majority of the directors (or persons performing similar functions) of the trustee, or (c) if such Person and/or one or more of its Subsidiaries is the trustee of such trust, and includes any partnership if (x) 50% or more of the interest in the profits or capital thereof is owned by such Person and/or one or more of its Subsidiaries, (b) if such Person and/or one or more of its Subsidiaries, owns, directly or indirectly, sufficient voting Equity to enable it or them (as a group) to elect a majority of the directors (or persons performing similar functions) of the general partner (in the case of a limited partnership) or a managing partner (in the case of a general partnership), or (z) if such Person and/or one or more of its Subsidiaries is the general partner (in the case of a limited partnership) or a managing partner (in the case of a general partnership) of such partnership.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Interest Expense” means, with respect to any Person for any period, without duplication, the aggregate amount of interest and other financing charges expensed by such Person on account of such period with respect to Funded Debt including interest, discount financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of Capital Leases and net payments (if any) pursuant to Hedge Arrangements involving interest, but excluding any amount, such as amortization of debt discount and expenses, that would qualify as Depreciation Expense and the amount reflected in Net Income for such period in respect of gains (or losses) attributable to translation of Funded Debt from one currency to another currency, all as determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Unfunded Capital Expenditures” means the amount of all Capital Expenditures of the Borrower and its Subsidiaries for the immediately preceding twelve month period, less any Capital Expenditures during such twelve month period that are funded by cash reserves identified by the Borrower for such purpose from the incurrence of Funded Debt (other than advances under the Credit Facility) or the issuance of Equity in the immediately prior twenty four month period.

“United States Dollars” and “U.S. $” means the lawful money of the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles adopted by the United States Securities and Exchange Commission, including United States Accounting Standards and interpretations together with their accompanying documents which are set by the Financial Accounting Standards Board and the Emerging Issues Task Force, but only to the extend the same are adopted by the American Institute of Certified Public Accountants as generally accepted accounting principles in the United States and then subject top such modifications thereto as are agreed by the American Institute of Certified Public Accountants on a consistent basis. For greater certainty, for the purposes of this Agreement, including all financial calculations to be made hereunder, any lease defined as an “operating lease” as defined under U.S. GAAP shall be excluded from Capital Lease calculations.

“Welfare Plan” means (i) a “welfare plan”, as such term is defined in Section 3(1) of ERISA, and (ii) any other medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of a Restricted Party.

1.02	Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than a person a party to this Agreement.

1.03	Accounting Principles

(1)     Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement or any Loan Document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with Applicable Accounting Standards.

(2)     All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained in this Agreement will, for fiscal quarters prior to the first full fiscal quarter the Borrower is listed on an accredited U.S. exchange, be made on a basis consistent with IFRS as it exists on December 31, 2018 and used in the preparation of the consolidated financial statements of the Borrower for its financial year ended December 31, 2018, and thereafter be made on the basis consistent with U.S. GAAP.

(3)     Notwithstanding any other provision and for greater certainty, for so long as the Acceptable Accounting Standard is IFRS, for purposes of this Agreement, including all financial calculations to be made hereunder, any lease which would be accounted for as an operating lease under IFRS as in effect on December 31, 2018 shall be, notwithstanding IFRS 16, deemed to be accounted for as an operating lease and not as a capital lease or a financial lease (regardless of whether such lease is entered into or assumed before or after December 31, 2018).

(4)     In the event of a change in either IFRS or U.S. GAAP, the Borrower and the Lender will negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect IFRS or U.S. GAAP as then in effect, as applicable. For greater certainty, the change from IFRS to U.S. GAAP shall not require a revision of the ratios and covenants except with respect to any change in US GAAP from the date hereof.

1.04	Interest Calculations and Payments

Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation and not the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. Interest will continue to accrue after maturity and default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

1.05	Interest Act (Canada)

For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

1.06	Permitted Encumbrances

The inclusion of reference to Permitted Encumbrances in any Loan Document is not intended to subordinate and will not subordinate, any Encumbrance created by any of the Security to any Permitted Encumbrance.

1.07	Currency

Unless otherwise specified in this Agreement, all references to currency (without further description) are to lawful money of Canada.

1.08	Conflicts

In the event of a conflict between the provisions of this Agreement and the provisions of any other Loan Document, then, unless such Loan Document or an acknowledgement from the Restricted Party and the Lender relative to such Loan Document expressly states that this Section 1.08 is not applicable to such Loan Document, notwithstanding anything else contained in such other Loan Document, the provisions of this Agreement will prevail and the provisions of such other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict; provided however a conflict shall not occur or be deemed to occur as a result of a Loan Document providing for a matter that is not provided for in this Agreement.

1.09	Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Commitments

Schedule 1.01(A)	-	Compliance Certificate

Schedule 1.01(B)	-	Conversion Notice

Schedule 1.01(C)	-	Drawdown Notice

Schedule 1.01(D)	-	Material Contracts

Schedule 1.01(E)	-	Additional Permitted Encumbrances

Schedule 1.01(F)	-	Relevant Jurisdictions

Schedule 1.01(G)		Repayment Notice

Schedule 1.01(H)	-	Rollover Notice

Schedule 1.01(I)	-	Software

Schedule 8.01(14)	-	Ownership Structure

Schedule 8.01(18)	-	Intellectual Property Rights

Schedule 8.01(23)	-	Pension Plan Disclosure

ARTICLE 2 - THE CREDIT FACILITY

2.01	Borrower Facilities

Subject to the terms and conditions of this Agreement, the Lender establishes in favour of the Borrower a revolving term facility (the “Credit Facility”) in an amount up to Cdn. $50,000,000 or the Equivalent Amount in United States Dollars, which facility will be available only during the Revolving Period.

2.02	Extension of the Credit Facility

The Credit Facility will expire on July 24, 2022 unless extended by the Lender in its sole discretion at the request of the Borrower for a further period of one year in accordance with this Section 2.02. Such expiry date, as extended from time to time in accordance with this Section 2.02, is referred to herein as the “Final Maturity Date”. If the Borrower wishes to extend the Final Maturity Date, the Borrower will deliver to the Lender, at least 60 but not more than 90 days in advance of any Final Maturity Date (the “Current Final Maturity Date”), a notice in which the Borrower requests the Lender to extend the Credit Facility for an additional one year period after the Current Final Maturity Date. The Lender must provide notice to the Borrower, not more than 30 days after receipt of such notice from the Borrower either (a) that it wishes to make an irrevocable offer to the Borrower (which may be accepted within the time and on the terms set out in such offer and with effect on the Current Final Maturity Date) to extend the Credit Facility for an additional 364 day period, with effect from the Current Final Maturity Date, or (b) that it declines to approve the requested extension. If the Lender makes an offer to the Borrower that is not accepted by the Borrower, the Borrower will repay all amounts outstanding under the Credit Facility on the Final Maturity Date. The Borrower may request two extensions of the Final Maturity Date pursuant to this Section 2.02.

2.03	Purpose of Credit Facility

Loans under the Credit Facility will only be used for working capital and general corporate purposes in the ordinary course of business of the Borrower and the other Restricted Parties.

2.04	Manner of Borrowing

The Borrower may (a) in Canadian Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of Prime Rate Loans, Overdraft Loans, Bankers’ Acceptances and CDOR Loans, (b) in United States Dollars, make Drawdowns, Conversions and Rollovers of Base Rate Loans, Overdraft Loans and LIBOR Loans, and (c) in either Canadian Dollars or United States Dollars, make Drawdowns and Conversions of Letters of Credit, provided that the face amount of all outstanding Letters of Credit may not exceed Cdn. $10,000,000 or the Equivalent Amount in United States Dollars.

2.05	Revolving Nature of Credit Facility

Subject to the terms and conditions hereof, the Borrower may increase or decrease the amount of Obligations outstanding under the Credit Facility by making Drawdowns, repayments and further Drawdowns.

2.06	Drawdowns, Conversions and Rollovers

(1)     Subject to the provisions of this Agreement, the Borrower may (a) make Drawdowns hereunder, (b) convert the whole or any part of any type of Loan into any other type of Loan, or rollover any Bankers’ Acceptances, CDOR Loan or LIBOR Loan on the last day of the applicable Interest Period therefor, by giving the Lender a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be.

(2)     The Borrower must give the Lender a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, three Business Days (in the cases of LIBOR Loans) and two Business Days (in the case of all other Loans) prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be. A Drawdown Date, Conversion Date and Rollover Date must be a Business Day.

(3)     Each Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, must be delivered to the Lender by the Borrower on or prior to 1:00 p.m. (Toronto time) on a Business Day.

(4)     Each Drawdown, Conversion or Rollover must:

(a)	in the case of Prime Rate Loans, be in a minimum principal amount of Cdn. $500,000 and increments of Cdn. $100,000;

(b)	in the case of Base Rate Loans, be in a minimum principal amount of U.S. $500,000 and increments of U.S. $100,000;

(c)	in the case of Banker’s Acceptances and CDOR Loans, be in a minimum face amount of Cdn. $1,000,000 and increments of Cdn. $100,000; and

(d)	in the case of LIBOR Loans, be in a minimum principal amount of U.S. $1,000,000 and increments of U.S. $100,000.

(5)	The provisions of this Section 2.06 do not apply to Overdraft Loans.

2.07	Drawdowns of Overdraft Loans

The Lender will make Overdraft Loans under the Credit Facility by honouring cheques drawn by the Borrower in Canadian Dollars or United States Dollars on the appropriate Borrower’s Account. Overdraft Loans will, for the purpose of determining the rate of interest payable thereon, be deemed to be Prime Rate Loans if made in Canadian Dollars or Base Rate Loans if made in United States Dollars.

2.08	General Account

The Borrower shall establish a current account with the Lender in each of Canadian currency and US currency (each a “General Account”) for the conduct of the Borrower’s day-to-day banking business. The Borrower authorizes the Lender daily or otherwise as and when determined by the Lender, to ascertain the balance of each General Account and:

(a) if such position is a debit balance the Lender may, subject to the revolving increment amount of $0.01 and minimum retained balance of zero specified in this Agreement, make available a Loan by way of Prime Rate Loans, or Base Rate Loans as applicable, under the Credit Facility; and

(b) if such position is a credit balance, where the Credit Facility is indicated to be Lender revolved, the Lender may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, apply the amount of such credit balance or any part as a repayment of any Loans outstanding by way of Prime Rate Loans, or Base Rate Loans as applicable, under the Credit Facility.

2.09	Irrevocability

Each Drawdown Notice, Conversion Notice and Rollover Notice given by the Borrower hereunder is irrevocable and will oblige the Borrower to take the action contemplated on the date specified therein.

2.10	Cancellation or Reduction of Credit Facility

The Borrower may, at any time, upon giving at least two Business Days’ prior notice to the Lender, cancel in full or, from time to time, reduce in part the Credit Facility; provided, however, that any reduction will be in a minimum amount of Cdn. $500,000 and increments of Cdn. $100,000. If as a result of such reduction the aggregate amount of Loans outstanding under the Credit Facility exceeds the Commitment of the Lender thereunder, the Borrower will, upon notice from the Lender, repay Loans in an aggregate amount equal to such excess. The Borrower will not be entitled to cancel the Credit Facility or reduce it in part if as a result thereof it would be required to repay Bankers’ Acceptances with a maturity date falling subsequent to the effective date of such cancellation or reduction, as the case may be.

2.11	Account of Record

The Lender will open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lender hereunder. The Lender will enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts will, in the absence of manifest error, constitute prima facie evidence of the obligations of the Borrower to the Lender hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lender hereunder.

2.12	Termination of LIBOR Loans

If at any time the Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrower) that:

(a)	adequate and reasonable means do not exist for ascertaining LIBOR applicable to a LIBOR Loan;

(b)	LIBOR does not adequately reflect the effective cost to the Lender of making or maintaining a LIBOR Loan; or

(c)	it cannot readily obtain or retain funds in the London interbank market in order to fund or maintain any LIBOR Loan;

then upon at least four Business Days’ written notice by the Lender to the Borrower,

(d)

the right of the Borrower to request LIBOR Loans from the Lender shall be and remain suspended until the Lender notifies the Borrower that any condition causing such determination no longer exists; and

(e)

if the Lender is prevented from maintaining a LIBOR Loan, the Borrower shall, at its option, either repay the relevant Drawdown to the Lender or convert the LIBOR Loan into other forms of Drawdown which are permitted by this Agreement, and the Borrower shall not be responsible for any loss or expense that the Lender incurs as a result, including breakage costs, notwithstanding that such repayment or conversion does not occur on the last day of an Interest Period.

If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Sections 2.12(a) or (b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Sections 1.1(1)(a) or (b) have not arisen but the supervisor for the administrator of the LIBOR or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBOR shall no longer be used for determining interest rates for loans, then the Lender and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for U.S. Dollar loans in Canada at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest agreed to by the Borrower and the Lender and such other related changes to this Agreement as may be applicable. Until an alternate rate of interest shall be determined in accordance with this Section 2.12, any Drawdown Notice, Rollover Notice or Conversion Notice that requests a LIBOR Loan shall be ineffective and such Drawdown shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.13	Increase of Credit Facility

The Borrower may, at any time and from time to time, upon at least 30 days prior written notice to the Lender, request the Lender to increase its Commitment (the “Additional Commitment”) available under the Credit Facility by an additional amount up to Cdn. $30,000,000 . The right to increase the maximum principal amount of the Credit Facility by Additional Commitments shall be subject to the following conditions:

(a)

no Default or Event of Default shall have occurred and be continuing or would result from the proposed increase in the Commitment and the Borrower shall have delivered to the Lender an officer’s certificate confirming the same and confirming (i) its corporate authorization to make such increase, (ii) the truth and accuracy of its representations and warranties contained in this Agreement, and (iii) that no consents, approvals or authorizations are required for such increase (except as have been unconditionally obtained and are in full force and effect, unamended), each as at the effective date of such increase;

(b)	the Borrower shall deliver to the Lender a pro forma Compliance Certificate evidencing its compliance with Section 9.02 after giving effect to the Additional Commitments;

(c)

the Lender shall have received an acknowledgement executed by each Restricted Party in favour of the Lender confirming that each Loan Document to which the Restricted Party is a party continues to be enforceable in accordance with its terms;

(d)

the Lender shall have received an opinion of counsel to the Borrower (in form and substance satisfactory to the Lender, acting reasonably) confirming the enforceability of this Agreement (as amended by the increase in the Commitment by the Additional Commitments) and any Loan Documents executed and delivered in connection therewith by the Restricted Parties;

(e)	the Lender shall have obtained internal approval to provide the Additional Commitments; and

(f)	the Borrower and the Lender shall execute and deliver such documentation as is required by the Lender, acting reasonably, to effect the increase in question (including an amending agreement).

For greater certainty, the Lender shall not be required to increase the Commitment unless the Lender, in its discretion, agrees to do so.

2.14	Decrease of Credit Facility

In the event the Hoopp Landlord Consent, the GFP Landlord Consent, the Piret Landlord Consent or the SH7 Landlord Consent is not executed and delivered to the Lender on or before the Closing Date, the Commitment available under the Credit Facility shall be decreased to $40,000,000 until such time as the Hoopp Landlord Consent, the GFP Landlord Consent, the Piret Landlord Consent and the SH7 Landlord Consent are executed and delivered to the Lender. If any of the Hoopp Landlord Consent, the GFP Landlord Consent, the Piret Landlord Consent or the SH7 Landlord Consent are not executed and delivered to the Lender within sixty (60) days after the Closing Date, the Lender and the Borrower shall in good faith negotiate such other terms and conditions as are acceptable to the Lender and the Borrower, both acting reasonably, to address the non-delivery of the Hoopp Landlord Consent, the GFP Landlord Consent, the Piret Landlord Consent and/or the SH7 Landlord Consent. For greater certainty, unless the Lender and the Borrower agree otherwise, the reduction of the Commitment available under the Credit Facility to $40,000,000 shall continue until the Hoopp Landlord Consent, the GFP Landlord Consent, the Piret Landlord Consent and the SH7 Landlord Consent are executed and delivered to the Lender or other arrangements satisfactory to the Lender are executed and delivered.

ARTICLE 3 - DISBURSEMENT CONDITIONS

3.01	Conditions Precedent to Effective Date

The obligation of the Lender to make the first advance hereunder by way of a Loan or the issuance of a Letter of Credit is subject to and conditional upon the prior satisfaction of the following conditions precedent:

(a)	the Lender shall have received all applicable internal approvals for the Credit Facility;

(b)

the Lender will have received certified copies of the Organizational Documents of each Restricted Party, the resolutions authorizing the execution and delivery of, and performance of each Restricted Party’s respective obligations under, the Loan Documents and the transactions contemplated herein, and a certificate as to the incumbency of the officers of the Restricted Parties executing the Loan Documents and any other documents to be provided pursuant to the provisions hereof;

(c)

except as otherwise agreed by the Lender, certificates of status or comparable certificates will have been delivered to the Lender for each Restricted Party in each jurisdiction in which the Restricted Party is organized or has material assets;

(d)	the Lender will have completed its due diligence with respect to the Restricted Parties, including a review of:

(i)	the organizational structure of the Borrower;

(ii)	the documents necessary for the Lender’s Know-Your-Client and Anti-Money Laundering requirements;

(iii)	environmental reports, if any, and due diligence with respect to each real Property owned or leased by a Restricted Party;

(iv)	the most recent financial statements and other financial information of the Restricted Parties; and

(v)	all Material Contracts and Material Licences of the Restricted Parties;

and	the results of such due diligence will be satisfactory to the Lender in its sole discretion;

(e)

except as otherwise agreed by the Lender, the Lender will have received certified copies of all shareholder, regulatory, governmental and other approvals required in order for the Borrower to enter into this Agreement and to perform its obligations hereunder;

(f)

releases, discharges, subordinations and postponements that are required in the discretion of the Lender (in registerable form where necessary) with respect to all Encumbrances affecting the collateral Encumbered by the Security that are not Permitted Encumbrances, if any, will have been delivered to the Lender;

(g)	certified copies of all Material Contracts of the Restricted Parties will have been delivered to the Lender;

(h)	the Lender will have received payment of all fees payable to the Lender that are due and payable at such time;

(i)

duly executed copies of the Security will have been delivered to the Lender, certificates representing all shares or other securities pledged (along with stock powers duly executed in blank) by the Restricted Parties will have been delivered to the Lender and all such Security will have been duly registered, filed and recorded in all Relevant Jurisdictions where required by Applicable Law or where the Lender considers it necessary, in its sole discretion, to do so;

(j)

a currently dated letter of opinion of Borrower’s Counsel as to such matters and in such form as Lender’s Counsel deems appropriate addressed to the Lender and to Lender’s Counsel will have been delivered to the Lender;

(k)

currently dated letters of opinion of local counsel for the Borrower as to such matters and in such form as Lender’s Counsel deems appropriate addressed to the Lender and to Lender’s Counsel will have been delivered to the Lender;

(l)

the Restricted Parties will have delivered to the Lender certificates of insurance acceptable to the Lender showing the Lender as additional insured and a loss payee as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

(m)	all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made on such date;

(n)	no Default or Event of Default shall have occurred and be continuing; and

(o)	no Material Adverse Change shall have occurred and be continuing;

provided that all documents and information delivered pursuant to this Section 3.01 must be in full force and effect, and in form and substance satisfactory to the Lender, acting reasonably.

3.02	Conditions Precedent to all Advances

The obligation of the Lender to make any advance hereunder by way of a Loan or the issuance of a Letter of Credit is subject to and conditional upon the prior satisfaction of the following additional conditions precedent:

(a)	the Lender will have received a Drawdown Notice as required under Sections 2.06(2) and 2.06(3);

(b)	the representations and warranties deemed to be repeated pursuant to Section 8.02 will continue to be true and correct as of the Drawdown Date;

(c)	no Default or Event of Default will have occurred and be continuing on the Drawdown Date, or would result from making the requested advance;

(d)	a Material Adverse Change will not have occurred and be existing; and

(e)	all other terms and conditions of this Agreement upon which the Borrower may obtain a Loan or require the issuance of a Letter of Credit that have not been waived will have been fulfilled.

3.03	Waiver

The conditions set forth in Sections 3.01 and 3.02 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (with or without terms or conditions), in respect of any Drawdown without prejudicing the right of the Lender at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4 - PAYMENTS OF INTEREST AND STANDBY FEES

4.01	Interest on Prime Rate Loans

The Borrower will pay interest on each Prime Rate Loan during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the sum of (a) the Prime Rate plus (b) the Prime Rate Margin in effect, in each case, from time to time during such Interest Period. Each determination by the Lender of the Prime Rate and the Prime Rate Margin applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date, Conversion Date or preceding Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date (or, if such Interest Payment Date follows the repayment of such Loan or the Conversion of such Loan, to but excluding the date of such repayment or Conversion) and will be calculated on the principal amount of the Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Prime Rate and the Prime Rate Margin will cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

4.02	Interest on Base Rate Loans

The Borrower will pay interest on each Base Rate Loan during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the sum of (a) the Base Rate plus (b) the Base Rate Margin in effect, in each case, from time to time during such Interest Period. Each determination by the Lender of the Base Rate and the Base Rate Margin applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date, Conversion Date or preceding Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date (or, if such Interest Payment Date follows the repayment of such Loan or the Conversion of such Loan, to but excluding the date of such repayment or Conversion) and will be calculated on the principal amount of the Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. Changes in the Base Rate and the Base Rate Margin will cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

4.03	Interest on CDOR Loans

The Borrower will pay interest on each CDOR Loan during each Interest Period applicable thereto in Canadian Dollars at a rate per annum (expressed on the basis of a 365 or 366 day year, as the case may be) equal to the sum of (a) CDOR Rate plus (b) the CDOR Margin in effect, in each case, from time to time in such Interest Period. Each determination by the Lender of the CDOR Rate with respect to an Interest Period and the CDOR Margin applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date, Conversion Date, Rollover Date or preceding Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date and will be calculated on the principal amount of the CDOR Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 365 or 366, in the case of a leap year. Changes in the CDOR Margin will result in an immediate adjustment of the interest rate.

4.04	Interest on LIBOR Loans

The Borrower will pay interest on each LIBOR Loan during each Interest Period applicable thereto in United States Dollars at a rate per annum (expressed on the basis of a 360 day year) equal to the sum of (a) LIBOR plus (b) the LIBOR Margin in effect, in each case, from time to time in such Interest Period. Each determination by the Lender of LIBOR with respect to an Interest Period and the LIBOR Margin applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date, Conversion Date, Rollover Date or preceding Interest

Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date and will be calculated on the principal amount of the LIBOR Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360. Changes in the LIBOR Margin will result in an immediate adjustment of the interest rate.

4.05	Adjustment of Applicable Margin

Upon the occurrence of, and during the continuance of a Default or an Event of Default, the Applicable Margin will be the rate set forth in the table in the definition of Applicable Margin for the applicable type of Loan plus 2.00% per annum.

4.06	Standby Fees

The Borrower will pay to the Lender a standby fee in Canadian Dollars calculated at the rate per annum specified as the applicable “Standby Fee Rate” in the table contained in the definition of “Applicable Margin” on the daily unadvanced portion of the Credit Facility during each fiscal quarter. The standby fee will be determined daily beginning on the date hereof and will be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, and will be payable by the Borrower quarterly in arrears on the first Business Day following the end of each quarter.

4.07	Commitment Fee

In consideration of the Lender structuring the Credit Facility, the Borrower will pay to the Lender a commitment fee in an amount, and on the terms and conditions, agreed to in writing by the Lender (or any of its Affiliates) and the Borrower (or any of its Affiliates). All such written arrangements will constitute Loan Documents.

4.08	Maximum Rate of Interest

Notwithstanding anything contained herein to the contrary, the Borrower will not be obliged to make any payment of interest or other amounts payable to the Lender hereunder in excess of the amount or rate that would be permitted by Applicable Law or would result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). If the making of any payment by the Borrower would result in a payment being made that is in excess of such amount or rate, the Lender will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

ARTICLE 5 - BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT

5.01	Bankers’ Acceptances

(1)     To facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Borrower irrevocably appoints the Lender as the attorney-in-fact of the Borrower to execute, endorse and deliver on behalf of the Borrower drafts in the forms prescribed by the Lender for bankers’ acceptances denominated in Canadian Dollars (each such executed draft that has not yet been accepted by the Lender being referred to as a “Draft”). Each Bankers’ Acceptance executed and delivered by the Lender on behalf of the Borrower as provided for in this Section 5.01 will be as binding upon the Borrower as if it had been executed and delivered by a duly authorized officer of the Borrower.

(2)     Notwithstanding the provisions of Section 5.01(1), the Borrower will from time to time as required by the Lender provide to the Lender an appropriate number of Drafts drawn by the Borrower upon the Lender and payable to the clearing service designated by the Lender. The dates, maturity dates and face amounts of all Drafts delivered by the Borrower must be left blank, to be completed by the Lender as required by this Agreement. The Lender will exercise the same degree of care in the custody of such Draft as the Lender would exercise with respect to its own property kept at the place at which the Drafts are ordinarily kept by the Lender. The Lender, upon the written request of the Borrower, will promptly advise the Borrower of the number and designation, if any, of the Drafts then held by it. The Lender will not be liable for its failure to accept a Draft as required by this Agreement if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide on a timely basis appropriate Drafts as requested by the Lender.

(3)     The term of all Bankers’ Acceptances issued pursuant to any Drawdown Notice must be identical. Each Bankers’ Acceptance must be dated the Drawdown Date on which it is issued and will be for a term of one, two, three or six months, provided that in no event will the term of a Bankers’ Acceptance extend beyond the Final Maturity Date.

(4)     The Lender will complete and accept on the applicable Drawdown Date a Draft having a face amount (or Drafts having the aggregate face amount) and term specified in the Drawdown Notice. The Lender will purchase on the applicable Drawdown Date all Bankers’ Acceptances accepted by it, for an aggregate price equal to the BA Discount Proceeds of such Bankers’ Acceptances. The Lender is hereby authorized to release the Bankers’ Acceptance accepted by it to the applicable clearing service upon receipt of confirmation that such clearing service holds such Bankers’ Acceptance for the account of such the Lender.

(5)     The Borrower will pay to the Lender in respect of each Draft tendered by the Borrower to and accepted by the Lender as a condition of such acceptance or purchase, the BA Stamping Fee. The Lender is entitled to deduct and retain for its own account the amount of such fee from the amount to be deposited by the Lender to the applicable Borrower’s Account pursuant to this Agreement in respect of the sale of the related Bankers’ Acceptance.

(6)     On the date of maturity of each Bankers’ Acceptance, the Borrower will pay to the Lender in Canadian Dollars an amount equal to the face amount of such Bankers’ Acceptance. The obligation of the Borrower to make such payment will not be prejudiced by the fact that the holder of such Bankers’ Acceptance is the Lender. No days of grace may be claimed by the Borrower for the payment at maturity of any Bankers’ Acceptance. If the Borrower does not make such payment from the proceeds of a Loan obtained under this Agreement or otherwise, the amount of such required payment will be deemed to be a Prime Rate Loan to the Borrower.

(7)     The signature of any duly authorized officer of the Borrower on a Draft may be mechanically reproduced in facsimile, and all Drafts bearing such facsimile signature will be as binding upon the Borrower as if they had been manually signed by such officer, notwithstanding that such Person whose manual or facsimile signature appears on such Draft may no longer hold office at the date of such Draft or at the date of acceptance of such Draft by the Lender or at any time thereafter.

(8)     The Lender may at any time and from time to time, hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

5.02	Letters of Credit

(1)     If the Borrower wishes to request that a Letter of Credit be issued under the Credit Facility, the Borrower will, at the time it delivers a Drawdown Notice pursuant to Section 2.06, execute and deliver to the Lender the Lender’s usual documentation relating to the issuance and administration of letters of credit. In the event of any inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement will prevail.

(2)     Each Letter of Credit will be in a form and on such terms as determined by the Lender in its sole and unfettered discretion.

(3)     Except as otherwise agree to by the Lender, no Letter of Credit may be issued for a period in excess of one year or beyond the Final Maturity Date.

(4)     If, at any time, a demand for payment is made under any Letter of Credit, the Borrower will be deemed to have requested a Prime Rate Loan in an amount equal to the sum of the Canadian Dollar Equivalent Amount demanded from the Lender under the Letter of Credit and all charges and expenses incurred by the Lender in connection with payment under the Letter of Credit.

(5)     The Borrower hereby undertakes to indemnify and hold harmless the Lender from and against all liabilities and costs (including any costs incurred in funding any amount that falls due from the Lender under any Letter of Credit hereunder) to the extent that such liabilities and costs are not satisfied or compensated by the payment of interest on sums due pursuant to this Agreement in connection with any Letter of Credit except where such liabilities or costs result from the gross negligence or wilful misconduct of the Person claiming indemnification.

(6)     The Lender will at all times be entitled, and is irrevocably authorized by the Borrower, to make any payment under a Letter of Credit for which a request or demand has been made in the required form without any further reference to the Borrower and any investigation or enquiry, need not concern itself with the propriety or validity of any claim made or purported to be made under the terms of such Letter of Credit (except as to compliance with the payment conditions of such Letters of Credit) and will be entitled to assume that any Person expressed in such Letter of Credit as being entitled to make demand or receive payments thereunder is so entitled. Accordingly, so long as a request or demand has been made as aforementioned, it will not be a defence to any demand made of the Borrower hereunder, nor will the obligations of the Borrower hereunder be impaired by the fact (if it be the case) that the Lender was or might have been justified in refusing payment, in whole or in part, of the amounts so claimed.

(7)     A certificate of the Lender as to the Canadian Dollar Equivalent Amounts paid by the Lender under any Letter of Credit will, in the absence of manifest error, be prima facie evidence of the existence and amount of such payment in any legal action or proceeding arising out of or in connection herewith.

(8)     Upon the issuance of the Letter of Credit or any extension thereof, the Borrower will pay to the Lender a fee at the Letter of Credit Fee Rate calculated on the amount of the Letter of Credit in Canadian Dollars on the basis of a calendar year for the number of days from the date of issuance or extension of the Letter of Credit until its expiry date.

(9)     The obligations of the Borrower with respect to Letters of Credit will be unconditional and irrevocable, and must be paid or performed strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)	any lack of validity or enforceability of any Loan Document or the applicable Letter of Credit;

(b)	any amendment or waiver of or any consent to or actual departure from this Agreement;

(c)

the existence of any claim, set-off, defence or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transactions;

(d)

any document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except for non-compliance with the payment conditions of such Letter of Credit; or

(e)	any other circumstance whatsoever, whether or not similar to any of the foregoing.

At the option of the Lender, the Uniform Customs and Practice for documentary credits, the International Standby Practices or the Uniform Rules for Demand Guarantees, each published by the International Chamber of Commerce, current on the issue of each Letter of Credit will be binding on the Borrower and the Lender with respect to each such Letter of Credit. The Borrower assumes all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to such Letter of Credit. In furtherance of, and not in limitation of, the Lender’s rights and powers under such Uniform Customs and Practice or International Standby Practices, as applicable, but subject to all other provisions of this Section 5.02, it is agreed that the Lender will not have any liability for, and that the Borrower assumes all responsibility for: (a) the genuineness of any signature, (b) the form, validity, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same, (c) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Person to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit, (d) the good faith or acts of any Person other than the Lender and its agents and employees, (e) the existence, form or sufficiency or breach or default under any agreement or instrument of any nature whatsoever, (f) any delay in giving or failure to give any notice, demand or protest, and (g) any error, omission, delay in or nondelivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit will be made by the Lender in its sole discretion, which determination will be conclusive and binding upon the Borrower absent manifest error. It is agreed that the Lender may honour, as complying with the terms of a Letter of Credit and this Agreement, any documents appearing to be in order and appearing to be signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Lender under or in connection with any Letter of Credit or any related instrument or document, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Lender may reasonably deem to be applicable, will be binding upon the Borrower, and will not affect, impair or prevent the vesting of any of the Lender’s rights or powers hereunder or the Borrower’s obligation to make full reimbursement of amounts drawn under the Letters of Credit. Notwithstanding the provisions of this Section 5.02(9), the Borrower will not be responsible, and no Person will be relieved of responsibility under this Article 5, for any gross negligence or wilful misconduct of such Person.

ARTICLE 6 - REPAYMENT

6.01	Mandatory Repayment - Credit Facility

The Borrower will repay in full the outstanding principal amount of all Loans and other Obligations under the Credit Facility on or before the then Current Final Maturity Date.

6.02	Excess Over the Maximum Amounts

If the Lender determines that on any day as a result of currency fluctuations the aggregate of (a) Loans in Canadian Dollars then outstanding under the Credit Facility, and (b) the Equivalent Amount in Canadian Dollars of Loans in United States Dollars then outstanding under the Credit Facility on such day exceeds the aggregate Commitment then in effect in respect of the Credit Facility, the Lender will notify the Borrower that such an event has occurred, and the Borrower will within three Business Days following receipt of such notice, (i) repay Loans under the Credit Facility in an amount equal to such excess, or (ii) deposit with the Lender cash or Cash Equivalents in the amount of such excess, provided that if it is determined on any subsequent day that the amount of the deposited amounts exceeds the amount of such excess, the Borrower may withdraw the amount by which such excess has been reduced.

6.03	Repayment Compensation

(1)      If the Borrower by reason of any repayment hereunder, whether mandatory or voluntary, (a) pays any CDOR Loans or any LIBOR Loans prior to the end of the applicable Interest Period, the Borrower will compensate the Lender for any loss or expense that the Lender incurs as a result thereof, including any breakage costs, or (b) is obliged to pay any Bankers’ Acceptances prior to their respective maturity dates or discharges its obligation to the Lender in respect of outstanding Letters of Credit, the Borrower will deposit collateral with the Lender equal to the full face amount at maturity of such Bankers’ Acceptances or 103% of the undrawn face amount of such Letters of Credit, as applicable.

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS

7.01	Place of Payment of Principal, Interest and Fees

All payments of principal, interest, fees and other amounts to be made by the Borrower to the Lender pursuant to this Agreement will be made in the currency in which a Loan is outstanding for value on the day such amount is due or, if such day is not a Business Day, on the Business Day next following with interest, by deposit or transfer thereof to the account designated from time to time in writing by the Lender at the Lending Office, or at such other place as the Borrower and the Lender may from time to time agree.

7.02	Netting of Payments

If, on any date, amounts would be due and payable under this Agreement in the same currency by a Restricted Party to the Lender, and by the Lender to a Restricted Party, then, on such date, the obligations of each such party to make payment of any such amount will be automatically satisfied and discharged if the amounts payable are the same. If the aggregate amount that would otherwise have been payable by a Restricted Party to the Lender exceeds the aggregate amount that would otherwise have been payable by the Lender to a Restricted Party or vice versa, such obligations will be replaced by an obligation upon whichever of the Restricted Party or the Lender would have had to pay the larger aggregate amount, to pay to the other the excess of the larger aggregate amount over the smaller aggregate amount. For greater certainty, prior to acceleration of repayment pursuant to Section 11.02, this Section 7.02 will not permit the Lender to exercise a right of set-off, combination or similar right against any amount which a Restricted Party may have on deposit with the Lender in respect of any amount to which netting is to apply pursuant to this Section 7.02, but will apply only to determine the net amount to be payable by the Lender to a Restricted Party, or by a Restricted Party to the Lender.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.01	Representations and Warranties

The Borrower and each other Restricted Party represents and warrants to the Lender as follows, and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(1)      Existence and Qualification. Each Restricted Party (a) that is a corporation or company has been duly incorporated, amalgamated or continued, as the case may be, and is validly subsisting as a corporation or company under the laws of its jurisdiction of incorporation, amalgamation, or continuance, as the case may, (b) that is not a corporation or company has been duly created or established as a partnership or other entity and validly exists under the laws of the jurisdiction in which it has been created or established, and (c) is duly qualified to carry on business in all jurisdictions in which it carries on business and has all Material Licences.

(2)      Power and Authority. Each Restricted Party has the power, capacity, authority and right (a) to enter into and deliver, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents, and (b) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

(3)      Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which a Restricted Party is a party, and every other instrument or agreement delivered by it pursuant to any Loan Document, has been duly authorized by all actions, if any, required on its part and by its shareholders and directors (or where applicable partners, members or managers), and each of the Loan Documents and such other instruments and agreements has been duly executed and delivered and constitutes a valid and legally binding obligation of the particular Restricted Party enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally and to general equitable principles.

(4)      Loan Documents Comply with Applicable Laws, Organizational Documents and Contractual Obligations. Neither the entering into nor the delivery of, and neither the consummation of the transactions contemplated in nor compliance with the terms, conditions and provisions of, the Loan Documents by any Restricted Party conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Requirement of Law applicable to it or any of its Organizational Documents (except, in each case, where such conflict, breach, default, or contravention would not, individually or in the aggregate, constitute, or be reasonably likely to result in, a Material Adverse Change), or results or will result in the creation or imposition of any Encumbrance upon any of its Property, other than the Encumbrances constituted by the Loan Documents.

(5)      Consents Respecting Loan Documents. Each of the Restricted Parties has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as to the date hereof in connection with the execution and delivery by it of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated in the Loan Documents.

(6)      Priority Payables and Taxes. Each of the Restricted Parties has paid or made adequate provision for the payment of all Priority Payables and Taxes levied on it or on its Property or income that are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Priority Payables and Taxes except Priority Payables and Taxes that are not material in amount, that are not delinquent or if delinquent are being contested, and in respect of which non-payment would not individually or in the aggregate constitute, or be reasonably likely to cause, a Material Adverse Change, and there is no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge threatened, by any Governmental Authority regarding any Priority Payables or Taxes nor has it agreed to waive or extend any statute of limitations with respect to the payment or collection of Priority Payables or Taxes.

(7)      Judgments, Etc.. None of the Restricted Parties is subject to any judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) that has not been stayed or of which enforcement has not been suspended and that individually or in the aggregate constitutes, or is reasonably likely to cause, a Material Adverse Change.

(8)      Absence of Litigation. There are no actions, suits or proceedings pending or, to the best of the Borrower’s knowledge and belief, after due inquiry, threatened against or affecting any Restricted Party that are reasonably likely to cause, either separately or in the aggregate, a Material Adverse Change.

(9)      Title to Assets. Each of the Restricted Parties has good title to its Property, free and clear of all Encumbrances except Permitted Encumbrances and no Person has any agreement or right to acquire an interest in such Property other than inventory sold by a Restricted Party in the ordinary course of the business of the applicable Restricted Party and any assets sold in accordance with section 9.04(1).

(10)      Use of Real Property. All real property owned or leased by each of the Restricted Parties may be used in all material respects by it pursuant to Applicable Law for the present use and operation of the material elements of the business conducted, or intended to be conducted, on such real property by it except where non-compliance with any such Applicable Law could not constitute, or be reasonably be expected, individually or in the aggregate, to constitute, or cause, a Material Adverse Change.

(11)      Labour Relations. None of the Restricted Parties is engaged in any unfair labour practice that could reasonably be expected to cause a Material Adverse Change; and, to the knowledge of the Borrower after due inquiry, there is no unfair labour practice complaint pending against any of the Restricted Parties, or threatened against any of them, before any Governmental Authority that if adversely determined could reasonably be expected to cause a Material Adverse Change. No grievance or arbitration arising out of or under any collective bargaining agreement is pending against any of the Restricted Parties or, to the knowledge of the Borrower after due inquiry, threatened against any of them. No strike, labour dispute, slowdown or stoppage is pending against any of the Restricted Parties or, to the knowledge of the Borrower after due inquiry, threatened against any of them and no union representation proceeding is pending with respect to any employees of the Restricted Parties, except (with respect to any matter specified in this sentence, either individually or in the aggregate) such as could not reasonably be expected to cause a Material Adverse Change.

(12)      Compliance with Laws. None of the Restricted Parties is in default under any Applicable Law where such default could reasonably be expected to cause a Material Adverse Change or affect its ability to perform any of its obligations under any Loan Document to which it is a party.

(13)      No Default or Event of Default. No Default or Event of Default has occurred. None of the Restricted Parties is in default under any agreement, guarantee, indenture or instrument to which it is a party or by which it is bound: (i) in respect of which Debt outstanding thereunder is in excess of the lesser of Cdn. $5,000,000 and 5% of Consolidated Assets or (ii) the breach of which could reasonably be expected to cause a Material Adverse Change or affect its ability to perform any of its obligations under any Loan Document to which it is a party.

(14)      Ownership Structure. The ownership structure of the Borrower and its Subsidiaries is as set out in Schedule 8.01(14), which contains:

(a)	a list of all Restricted Parties; and

(b)	complete and accurate information respecting:

(i)	each such Restricted Party’s name (including any French and English forms of name) and the jurisdiction in which each Restricted Party was formed;

(ii)

the address (including postal code or zip code) of each Restricted Party’s chief executive office and chief place of business and if different, the address at which the books and records of such Restricted Party are located, the address at which senior management of such Restricted Party are located and conduct their deliberations and make their decisions with respect to the business of such Restricted Party and the address from which the invoices and accounts of such Restricted Party are issued; and

(iii)	the authorized capital of the Borrower and each other Restricted Party, the issued and outstanding shares and other Equity of each such Person and the beneficial owners thereof.

(15)      Relevant Jurisdictions. The Relevant Jurisdictions for each Restricted Party are set forth on Schedule 1.01(F).

(16)      Security. The Security is effective to create in favour of the Bank, as security for the Obligations described therein, a legal, valid, binding and enforceable security interest in the collateral described therein and proceeds thereof, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the discretion exercisable by courts of competent jurisdiction in respect of the availability of equitable remedies.

(17)      Computer Software. Each of the Restricted Parties owns or has licensed for use all of the material Software necessary to conduct its businesses. All Computer Equipment owned or used by each of the Restricted Parties has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for Computer Equipment of comparable age and use.

(18)      Intellectual Property Rights. Each of the Restricted Parties has sufficient Intellectual Property Rights reasonably necessary for the conduct of its businesses as it is currently conducted. To the Borrower’s knowledge, none of the Restricted Parties is infringing or is alleged to be infringing the Intellectual Property Rights of any other Person in a manner that could reasonably be expected to cause, or if any allegation is determined adversely could reasonably be expected to cause, a Material Adverse Change other than as disclosed in Schedule 8.01(18).

(19)      Material Contracts and Material Licences. No event has occurred and is continuing that would constitute a breach of or a default under any Material Contract or Material Licence and each Material Contract to which a Restricted Party is a party is binding upon it and, to the Borrower’s knowledge, is a binding agreement of each other Person who is a party thereto.

(20)      Lease Agreements. All rent, base rent, additional rent, participating rent, operating expenses and all other amounts due and payable to each landlord under and pursuant to each Lease Agreement are current and have been paid in full.

(21)      Financial Statements. All of the quarterly and annual financial statements and other financial information that has been furnished to the Lender is complete in all material respects and such financial statements fairly present the financial position of the Borrower or other Restricted Party, as the case maybe, as of the dates referred to therein and have been prepared in accordance with Applicable Accounting Standards. None of the Restricted Parties has any liabilities (contingent or other) or other obligations of the type required to be disclosed in accordance with Applicable Accounting Standards that are not fully disclosed on the consolidated financial statements of the Borrower provided to the Lender for the fiscal period ended March 31, 2019, other than liabilities and obligations incurred in the ordinary course of business, and the Obligations.

(22)      No Material Adverse Change. Since the date of the Borrower’s most recent annual audited financial statements provided to the Lender, there has been no condition (financial or otherwise), event or change in any Restricted Party’s business, liabilities, operations, results of operations, assets or prospects which constitutes, or could reasonably be expected to constitute, or cause, a Material Adverse Change.

(23)      Environmental Matters.

(a)

The assets of each Restricted Party and its operations are in full compliance in all respects with all Environmental Laws; the Borrower is not aware of, nor has it received notice of, any past, present or future condition, event, activity, practice or incident that may interfere with or prevent the compliance or continued compliance of it or any other Restricted Party in all respects with all Environmental Laws; and each Restricted Party has obtained all licences, permits and approvals that are currently required under all Environmental Laws and is in full compliance with the provisions of such licences, permits and approvals, in each case except to the extent that the non-compliance would not or could not reasonably be expected to cause a Material Adverse Change.

(b)

The Borrower is not aware that any Hazardous Substances exist on, about or within or have been used, generated, stored, transported, disposed of on, or released from any of its Property or the Property of any other Restricted Party other than in material accordance and compliance with all Environmental Laws, except to the extent that the non-compliance would not or could not reasonably be expected to cause a Material Adverse Change.

(c)

The use which each Restricted Party has made and intends to make of its Property will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Substances on, in or from any such property except in accordance and compliance with all Environmental Laws, except to the extent that the non-compliance would not or could not reasonably be expected to cause a Material Adverse Change.

(d)

There is no action, suit or proceeding, or, to its knowledge, any investigation or inquiry, before any Governmental Authority pending or, to its knowledge, threatened against any Restricted Party relating in any way to any Environmental Law that would or could reasonably be expected to cause a Material Adverse Change.

(e)

No Restricted Party has (i) incurred any current and outstanding liability for any clean-up or remedial action under any Environmental Law with respect to current or past operations, events, activities, practices, incidents or the condition or use of any Property owned currently or in the past, (ii) received any outstanding written request for information (other than information to be provided in the normal course in connection with applications for licences, permits or approvals) by any Person under any Environmental Law with respect to the condition, use or operation of its Property, or (iii) received any outstanding written notice or claim under any Environmental Law with respect to any material violation of or liability under any Environmental Law or relating to the presence of Hazardous Substance on or originating from its Property, that, in any such case, would or could reasonably be expected to cause a Material Adverse Change.

(24)      CERCLA. No portion of any Property of any Restricted Party has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any Requirements of Environmental Laws.

(25)      Pension Plans. With respect to Pension Plans, except as disclosed on Schedule 8.01(23), (a) no steps have been taken to terminate any Pension Plan (wholly or in part) that could result in any of the Restricted Parties being required to make an additional contribution to the Pension Plan in excess of $500,000, (b) no contribution failure has occurred with respect to any Pension Plan of a Restricted Party (for this purpose as provided in clause (ii) of the definition of “Pension Plan”) sufficient to give rise to a lien or charge under Section 302(f) of ERISA or any applicable pension benefits laws of any other jurisdiction,(c) no condition exists and no event or transaction has occurred with respect to any Pension Plan that is reasonably likely to result in any Restricted Party incurring any material liability, fine or penalty; and (d) no Restricted Party has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that is material to the Borrower on a consolidated basis. Except as disclosed on Schedule 8.01(23), (i) each Pension Plan of each Restricted Party is in compliance in all material respects with all Applicable Laws, (ii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all Applicable Laws and the terms of each such Pension Plan have been made in accordance with all Applicable Laws and the terms of each such Pension Plan, (iii) all liabilities under each such Pension Plan are funded, on a going concern and (to the extent required by applicable pension benefits law) solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iv) no event has occurred and no conditions exist with respect to any Pension Plan that have resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused by any applicable Governmental Authority or being required to pay any Taxes under any Applicable Laws, except for any exceptions to clauses (ii) through (iv) above that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

(26)      Full Disclosure. All information provided or to be provided to the Lender in connection with the Credit Facility is, to the Borrower’s knowledge, true and correct and none of the documentation furnished to the Lender by or on behalf of it, to its knowledge, omits or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all forecasts, and expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by it (and any other Person who furnished such material on behalf of it).

(27)      Solvency. Each of the Restricted Parties is able to pay its respective obligations generally as they become due and the fair market value of the property and assets of the Restricted Parties, taken and a whole, exceeds the indebtedness, labilities and obligations of the Restricted Parties, taken as a whole.

8.02	Survival and Repetition of Representations and Warranties

The representations and warranties set out in Section 8.01 survive the execution and delivery of this Agreement and all other Loan Documents and will be deemed to be repeated by the Borrower as of each Drawdown Date (other than with respect to Overdraft

Loans). To the extent that on or prior to such date(a) the Borrower has advised the Lender in writing of a variation in any such representation or warranty, and (b) if such variation, in the opinion of the Lender, acting reasonably, is material to the Property, liabilities, affairs, business, operations, prospects or condition (financial or otherwise) of any Restricted Party considered as a whole or could have, or be reasonably likely to result in, a Material Adverse Change, the Lender has approved such variation, then such representation and warranty will thereafter be deemed to be varied as approved by the Lender.

ARTICLE 9 - COVENANTS

9.01	Positive Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender, the Borrower will, and will cause each other Restricted Party to:

(1)      Timely payment. Make due and timely payment of the Obligations required to be paid by it hereunder.

(2)      Conduct of Business, Maintenance of Existence, Compliance with Laws. Engage in business of the same general type as now conducted by it; carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; preserve, renew and keep in full force and effect its existence; and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business and to comply in all material respects with all Material Contracts, Material Licences and Requirements of Law, including Requirements of Environmental Law.

(3)      Further Assurances. Use reasonable efforts to provide the Lender with such other documents, opinions, consents, acknowledgments and agreements as are reasonably requested by the Lender to implement this Agreement and the other Loan Documents from time to time.

(4)      Access to Information. Promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning its financial condition and Property, and during normal business hours and from time to time upon reasonable notice, permit representatives of the Lender to inspect any of its Property and to examine and take extracts from its financial records, including records stored on Computer Equipment and Software systems, and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which will be paid by the Borrower.

(5)      Obligations and Taxes. Pay or discharge, or cause to be paid or discharged, before the same will become delinquent (i) all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof, (ii) all lawful claims for labour, materials and supplies, (iii) all required payments under any of its Debt, and (iv) all other obligations; provided, however that it will not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and an appropriate financial reserve in accordance with Applicable Accounting Standards and satisfactory to the Lender has been established.

(6)      Use of Credit Facility. Use the proceeds of the Credit Facility only for the purposes specified in Section 2.03.

(7)      Insurance. Maintain insurance on all its Property (showing the Lender as the loss payee as its interests may appear) with financially sound and reputable insurance companies or associations including all-risk property insurance, comprehensive general liability insurance and business interruption insurance, in amounts and against risks that are determined by it to be appropriate and that are prudent in the circumstances; furnish to the Lender, on written request, but in any event annually, satisfactory evidence of the insurance carried and notify the Lender of any claim it makes under the foregoing insurance policies that is in excess of $1,000,000.

(8)      Notice of Default. Promptly notify the Lender of any Default or any Event of Default that would apply to it of which it becomes aware.

(9)      Notice of Material Adverse Change. Promptly notify the Lender of any Material Adverse Change that would apply to it of which it becomes aware.

(10)    Notice of Litigation. Promptly notify the Lender on becoming aware of the occurrence of any litigation, dispute, arbitration or other proceeding the result of which if determined adversely would be a judgement or award against it (a) in excess of $2,500,000, or (b) would result in a Material Adverse Change to it, and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status of any such litigation, dispute, arbitration or other proceeding.

(11)    Environmental Compliance. Operate all Property owned, leased or otherwise used by it in a manner such that no obligation, including a clean-up or remedial obligation, will arise under any Environmental Law, which obligations individually or in the aggregate would have, or would be reasonably likely to cause, a Material Adverse Change; provided, however, that if any such claim is made or any such obligation arises, it will or will cause the applicable Restricted Party to immediately satisfy or contest such claim or obligation at its own cost and expense, and promptly notify the Lender upon learning of (a) the existence of Hazardous Substances located on, above or below the surface of any land that it occupies or controls (except those being stored, used or otherwise handled in substantial compliance with Environmental Law), or contained in the soil or water constituting such land, or (b) the occurrence of any reportable release of Hazardous Substances into the air, land surface water or ground water that has occurred on or from such land that, as to either (a) or (b), would be reasonably likely to result in a Material Adverse Change.

(12)    Security. Provide the Lender with the Security required from time to time pursuant to Article 10 in accordance with the provisions of such Article, accompanied by supporting resolutions, certificates and opinions in form and substance satisfactory to the Lender, acting reasonably, and do all such further acts and execute and deliver all such documents and instruments as may from time to time be requested by the Lender, acting reasonably, to ensure that the Security constitutes at all times valid, enforceable, and perfected first priority Encumbrances (subject only to Permitted Encumbrances).

(13)    Maintenance of Property. Keep all Property useful and necessary for its business in good working order and condition, normal wear and tear excepted, except to the extent that the failure to do so would not individually or in the aggregate be reasonably likely to cause a Material Adverse Change.

(14)    Lease Agreements. At all times comply with and perform all covenants, agreements and obligations under each Lease Agreement, including without limitation, the payment of all base rent, additional rent, participating rent, operating expenses and all other amounts due and payable to each landlord under and pursuant to each Lease Agreement and promptly give written notice to the Lender of any notice of breach or default it receives under each Lease Agreement.

(15)    Hedge Arrangements. At the reasonable request of the Lender, review its hedge program with the Lender (it being acknowledged and agreed that, at a minimum, it shall be reasonable for the Lender to make such a request on an annual basis).

(16)    Pension and ERISA Matters. Promptly notify the Lender on becoming aware of (a) the institution of any steps by any Person to terminate or effect a partial wind-up of any Pension Plan, (b) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to an Encumbrance under Section 302(f) of ERISA or under any other Applicable Law, (c) the taking of any action with respect to a Pension Plan that is reasonably likely to result in the requirement that any Restricted Party furnish a bond or other security to such Pension Plan or the Pension Benefit Guaranty Corporation under ERISA or any other applicable Governmental Authority, or (d) the occurrence of any event with respect to any Pension Plan that has not been disclosed on Schedule 8.01(23) and that is reasonably likely to result in the incurrence by any Restricted Party of any material liability, fine or penalty, and in the notice to the Lender thereof, provide copies of all documentation relating thereto.

9.02	Financial Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender, the Borrower will ensure that at the end of each fiscal quarter:

(1)      Funded Debt to Adjusted EBITDA Ratio. The Funded Debt to Adjusted EBITDA Ratio is less than 3.0:1.00; provided however that for the first two fiscal quarters immediately following a Material Acquisition, the Borrower will ensure that the Funded Debt to Adjusted EBITDA Ratio is less than 3.5:1.00 at the end of each such fiscal quarter.

(2)      Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio is not less than 1.15:1.00.

9.03	Reporting Requirements

So long as this Agreement is in force, the Borrower will deliver to the Lender:

(1)      Quarterly Reports. As soon as available and in any event within 45 days after the end of each of its fiscal quarters (not including the fourth quarter), the interim unaudited consolidated financial statements of the Borrower, including, in each case, balance sheet, statement of income and retained earnings, statement of changes in financial position and source and application of funds, or such other similar statements as required by Applicable Accounting Standards, which will be prepared in accordance with Applicable Accounting Standards.

(2)      Annual Reports. As soon as available and in any event within 90 days after the end of each of its fiscal years, the annual audited financial statements of the Borrower prepared on a consolidated basis, including, in each case, balance sheet, statement of income and retained earnings, statement of changes in financial position and source and application of funds for such fiscal year or such other similar statements as required by Applicable Accounting Standards, which will be reviewed by an internationally recognized accounting firm, and will be prepared in accordance with Applicable Accounting Standards and certified by an officer of the Borrower.

(3)      Compliance Certificate. A Compliance Certificate concurrently with the delivery of the financial statements referred to in Sections 9.03(1) and (2), commencing with the fiscal quarter ending June 30, 2019.

(4)      Annual Budget. As soon as available and in any event no later than 10 days prior to the end of each fiscal year (or such other date as may be agreed to by the Lender, acting reasonably), a budget in a form satisfactory to the Lender, acting reasonably, that has been approved by the Borrower’s board of directors for the forthcoming fiscal year.

(5)      Other Information. Such other information as it may reasonably request respecting the Restricted Parties, including documents necessary for the Lender’s Know-Your-Client and Anti-Money Laundering requirements.

(6)      Notice of Material Adverse Change. Notice of any Material Adverse Change to a Restricted Party promptly upon learning of the circumstances giving rise thereto.

9.04	Negative Covenants

So long as this Agreement is in force the Borrower will not, and will ensure that each Restricted Party will not:

(1)      Disposition of Property. Dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired, except for Permitted Dispositions.

(2)      No Consolidation, Amalgamation, etc.. Consolidate, amalgamate or merge with any other Person, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a material change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding up or dissolution, provided that any Restricted Subsidiary may consolidate, amalgamate or merge with any other Restricted Subsidiary or any of its subsidiaries.

(3)      No Change of Name. Change its name without providing the Lender with 30 days’ prior written notice thereof.

(4)      No Debt. Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt.

(5)      No Investments. Make, directly or indirectly, any Investment, except for Permitted Investments.

(6)      No Financial Assistance. Give any Financial Assistance, except for Permitted Financial Assistance.

(7)      No Distributions. Make any Distribution except Permitted Distributions or Special Distributions.

(8)      No Encumbrances. Create, incur, assume or permit to exist any Encumbrance upon any of its Property except Permitted Encumbrances.

(9)      No Change to Year End. Make any change to its fiscal year end from December 31.

(10)    No Continuance. Continue into any other jurisdiction.

(11)    Hedge Arrangements. Enter into any Hedge Arrangement other than any Hedge Arrangement that is, at the time it is entered, a Qualifying Hedge Arrangement.

(12)    Location of Assets in Other Jurisdictions. Except for any Property being delivered to a customer in the ordinary course of business of such Restricted Party as part of the performance of its obligations, or the provision of its services, to such customer under a contract entered into with such customer in the ordinary course of business of such Restricted Party, move any Property from a jurisdiction in which the Encumbrance of the Security over such Property is perfected to a jurisdiction where such Encumbrance is not perfected or where, after a temporary period allowing for registration in such other jurisdiction, such Encumbrance could become unperfected, or suffer or permit in any other manner any of its Property to not be subject to the Encumbrance of the Security or to be or become located in a jurisdiction in which the Encumbrance of the Security over such Property is not perfected, unless the applicable Restricted Party has first (a) given prior written notice thereof to the Lender, and (b) executed and delivered to the Lender all Security and all financing or registration statements in form and substance satisfactory to the Lender that the Lender or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a perfected first priority Encumbrance (subject only to Permitted Encumbrances) over such Property in such jurisdiction together with such supporting certificates, resolutions, opinions and other documents as the Lender, acting reasonably, may deem necessary or desirable in connection with such security and registrations.

(13)    Amendments to Organizational Documents. Amend any of its Organizational Documents in a manner that would be prejudicial in any material respect to the interests of the Lender under the Loan Documents.

(14)    Amendments to other Documents. Amend, vary or alter in any way, consent to any assignment or transfer of, or waive or surrender any of its rights or entitlements under, any Material Contracts, unless such amendment, variation, alteration, waive or surrender would not cause or would not reasonably be expected to cause a Material Adverse Change.

(15)    No New Subsidiaries. Create any Subsidiary after the date of this Agreement unless the Lender is provided with the acknowledgement of such Subsidiary that it has become a party to this Agreement as a Guarantor as if it had executed this Agreement on the date hereof and such new Subsidiary provides security on the same basis as if it were providing Security on the date of this Agreement.

(16)    Hostile Acquisitions. The Borrower shall not, and shall not permit any other Restricted Party to, use the Loans or any part thereof to finance a Hostile Acquisition.

(17)      Account Deposits. The Borrower shall not, and shall not permit any other Restricted party to establish or maintain any operating accounts, deposit accounts, investment accounts or other bank accounts or securities accounts at any financial institution (other than with the Lender), other than:

(a)

the deposit account maintained by DIRTT Colorado with Comerica Bank, which deposit account shall not at any time have more than U.S. $ 17,000,000 on deposit, any deposits in such account shall within 120 days after the Closing Date, be transferred by DIRTT Colorado to the deposit account of DIRTT Colorado with City National Bank designated in the control agreement dated on or about the date hereof entered into by the Lender, DIRTT Colorado and City National Bank and which Comerica Bank deposit account shall be closed within 120 days after the Closing Date; and

(b)

deposit accounts of the Restricted parties that have in the aggregate less than U.S. $5,000,000 on deposit; provided however, the Restricted Parties may maintain other deposit accounts and investments accounts if a control agreement is entered into with respect to such deposit accounts or investment accounts among the Lender, the deposit-taking institution and the applicable Restricted Party, with such control agreement to be in form and substance satisfactory to the Lender, acting reasonably.

The Borrower shall use reasonable commercial efforts to assist the Lender in entering into a deposit account control agreement with Comerica Bank, in form and substance satisfactory to the Lender, within 15 Business Days after the Closing Date.

ARTICLE 10 - SECURITY

10.01	Security

As general and continuing security for the payment and performance of the Obligations the Borrower will grant, and will ensure that each Restricted Party grants, to the Lender the security described below:

(a)

a general security agreement or debenture from each Restricted Party creating a first priority ranking security interest (subject only to Permitted Encumbrances) over all of the present and future Property of such Restricted Party, and in the case of a demand debenture, such debenture will be in the in the principal amount of $250,000,000 secured by a first fixed and specific mortgage and charge of all present and after acquired real and immoveable property and the equipment described in the schedules thereto and a floating charge over all Property not subject to such fixed and specific mortgages and charges;

(b)

a collateral mortgage from DIRTT Colorado and each other Restricted Party that holds an interest in real or immoveable property located in the United States, creating a first fixed and specific mortgage and charge in and to the real and immoveable property of DIRTT Colorado and such other Restricted Party. Provided, however, in the event that DIRTT Colorado does not execute and deliver the Chicago Collateral Mortgage to the Lender on the Closing Date DIRTT Colorado shall have the Chicago Collateral Mortgage executed and delivered within 10 Business Days following the Closing Date;

(c)	a pledge by the Borrower of all shares of DIRTT Colorado;

(d)

an assignment by each Restricted Party of all policies of insurance and all proceeds thereunder with respect to all Property that is subject to the foregoing security and all other security hereafter granted by a Restricted Party pursuant to this Agreement, including any policies providing business interruption insurance, with the Lender named as first loss payee, with a standard mortgage clause endorsement, and certificates evidencing all such insurance; and

(e)	a duly executed landlord consent and non-disturbance agreement from each landlord of each Restricted Party as listed below:

Location	Property Address	Landlord

Alberta, CANADA	7303-30th Street SE, Calgary, AB	PIRET Holdings Inc.

7403-30th Street SE, Calgary, AB

	7504-30th Street SE, Calgary, AB	Dream Industrial Twofer (GP) Inc.

	6335-57th Street SE, Calgary, AB	HOOPP Realty Inc./ Les Immeubles HOOPP Inc.

Arizona, USA	836 East University Drive, Pheonix, AZ	East Group Properties LP

	824 East University Drive, Phoenix, AZ	GFP Alliance Phoenix LLC

Georgia, USA	155 Knowlton Way, Suite 100, Savannah, Georgia	141 Knowlton Way, LLC

Provided, however, in the event any of the Hoopp Landlord Consent, the GFP landlord Consent, the Piret Landlord Consent or the SH7 Landlord Consent is not executed and delivered to the Lender on the Closing Date, the Borrower shall use commercially reasonable efforts to have the Hoopp Landlord Consent, the GFP landlord Consent, the Piret Landlord Consent and the SH7 Landlord Consent executed and delivered as soon as possible following the Closing Date.

10.02	After Acquired Property and Further Assurances

Each Restricted Party will from time to time execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge in connection with all Property acquired by any Restricted Party after the date hereof, or as may be required to properly perfect the security interest of the Lender in any Property, including applicable consents, a control agreement and a separate security agreement applicable to Intellectual Property in a form suitable for filing with the appropriate federal filing office. Without limiting the generality of the foregoing, if at any time after the Closing Date any patent, trademark, copyright or other Intellectual Property becomes material to the business or operations of the Borrower or any other Restricted Party taken as a whole, the Borrower shall and shall cause each other Restricted Party to advise the Lender as such and provide to the Lender all such additional information and security that the Lender may reasonably require to permit the Lender to fully perfect and protect the interest of the Lender in such patent, trade-mark, copyright or other Intellectual Property.

10.03	Form of Security

The Security will be in form satisfactory to the Lender, acting reasonably.

ARTICLE 11 - DEFAULT

11.01	Events of Default

The occurrence of any one or more of the following events (each such event being referred to as an “Event of Default”) will constitute a default under this Agreement:

(a)	if the Borrower fails to pay any amount of principal of any Loan when due;

(b)

if the Borrower fails to pay any interest or, fees or any Restricted Party fails to pay any other Obligations when due and such default continues for five Business Days after notice of such default has been given by the Lender to the Borrower;

(c)	if the Borrower breaches any of the covenants in Section 9.02;

(d)

if any Restricted Party neglects to observe or perform any covenant or obligation herein contained on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 11.01) and such Restricted Party fails to remedy such default within 20 days from the earlier of (i) the date such Restricted Party becomes aware of such default, and (ii) the date the Lender delivers written notice of the default to such Restricted Party;

(e)

if any representation or warranty made by any Restricted Party in this Agreement, any Loan Document or in any certificate or other document at any time delivered hereunder to the Lender proves to have been incorrect or misleading in any material respect on and as of the date that it was made or was deemed to have been made and such Restricted Party fails to remedy such default within 20 days from the earlier of (i) the date such Restricted Party becomes aware of such default, and (ii) the date the Lender delivers written notice of the default to such Restricted Party;

(f)	if any Restricted Party ceases or threatens to cease to carry on business generally or admits its inability or fails to pay its Debts generally;

(g)

if any Restricted Party (i) fails to make any payment when such payment is due and payable to any Person in relation to any Debt (other than Obligations) that in the aggregate principal amount then outstanding is in excess of the lesser of Cdn.$5,000,000 and 5% of Consolidated Assets and any applicable grace period in relation thereto has expired, or (ii) defaults in the observance or performance of any other agreement or condition in relation to any Debt (other than Obligations) to any Person that in the aggregate principal amount then outstanding is in excess of the lesser of Cdn.$5,000,000 and 5% of Consolidated Assets or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other condition permits the holder of such Debt then to declare such Debt to become due prior to its stated maturity date;

(h)	if any Restricted Party denies, to any material extent, its obligations under any Loan Document or claims any of the Loan Documents to be invalid or withdrawn in whole or in part;

(i)

any of the Loan Documents or any material provision of any of them: (i) becomes unlawful or (ii) is changed by virtue of legislation or by a Governmental Authority and which is not returned to its prior state to the satisfaction of the Lender, acting reasonably, within 10 days after notice of such change is provided to the Borrower by the Lender;

(j)

if a decree or order of a court of competent jurisdiction is entered adjudging a Restricted Party a bankrupt or insolvent or approving as properly filed a petition seeking the winding up of a Restricted Party under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the assets of a Restricted Party or ordering the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 20 days;

(k)

if any Restricted Party becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code, the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition;

(l)

if an Encumbrancer takes possession, by appointment of a receiver, receiver and manager or otherwise, of any Property of any Restricted Party which property has a fair market value in excess of the lesser of Cdn. $5,000,000 and 5% of Consolidated Assets and such Encumbrancer remains in possession for any period of 20 days;

(m)

if proceedings are commenced by a third party for the dissolution, liquidation or voluntary winding up of any Restricted Party, or for the suspension of the operations of any Restricted Party or in respect of any of the proceedings described in Section 11.01(k) above unless such proceedings are being actively and diligently contested in good faith and such proceedings are not withdrawn, stayed or fully dismissed within 30 days after such proceedings have been commenced;

(n)

if a final judgment or decree for the payment of money due has been obtained or entered against the Borrower or against any other Restricted Party in an amount in excess of the lesser of Cdn. $5,000,000 and 5% of Consolidated Assets, and such judgment or decree has not been and remained vacated, discharged or dismissed within 30 days of such judgement;

(o)

if any Security ceases to constitute a valid and perfected first priority security interest (subject only to Permitted Encumbrances that are entitled to priority thereto in accordance with Applicable Law) and the applicable Restricted Party has failed to remedy such default within 10 days of becoming aware of such fact;

(p)

if an event of default occurs under any Material Contract of any Restricted Party (other than an event of default specifically dealt with in this Section 11.01) resulting in, or which would reasonable be expected to result in, a Material Adverse Change to a Restricted Party and such event of default is not remedied within 20 days after such Restricted Party becomes aware of such event of default;

(q)

any Material Contract to which a Restricted Party is a party or any Loan Document or any material provision of any of them, cease to be legal, valid, binding and enforceable obligations of each Restricted Party that is a party thereto provided that in the case of a Material Contract, such Restricted Party has not replaced such Material Contract with a replacement contract acceptable to the Lender acting reasonably, within 20 days;

(r)	a Material Adverse Change has occurred; or

(s)	a Change of Control occurs and the Lender has not provided its prior written consented to the same.

11.02	Acceleration and Enforcement

(1)	If any Event of Default occurs:

(a)

the Lender will have no further obligation to make Loans or issue Letters of Credit hereunder, and the outstanding principal amount or face amount, as the case may be, of all Loans, Letters of Credit and all other Obligations will, at the option of the Lender, become immediately due and payable with interest thereon, at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Restricted Party; provided, if any Event of Default described in Section 11.01(j) or (k) with respect to the Borrower occurs, the Commitments (if not theretofore terminated) will automatically terminate and the outstanding principal amount or face amount, as the case may be, of all Loans, Letters of Credit and all other Obligations will automatically be and become immediately due and payable; and

(b)

the Lender may, in its discretion, exercise any right or recourse and proceed by any action, suit, remedy or proceeding against any Restricted Party authorized or permitted by Applicable Law for the recovery of all the Obligations to the Lender (or its Affiliate, as applicable) and, whether or not the Lender has exercised any of its rights under the foregoing clause (a), proceed to exercise any and all rights hereunder and under the Security.

(2)      The Lender is not under any obligation to the Restricted Parties or any other Person to realize upon any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. The Lender is neither responsible nor liable to the Restricted Parties (or any of them) or any other Person for any loss or damage arising from such realization or enforcement or the failure to do so or for any act or omission on its part or on the part of any director, officer, employee, agent or adviser of the Lender in connection with any of the foregoing.

11.03	Payment of Bankers’ Acceptances and Letters of Credit

(1)      If any Bankers’ Acceptance or Letter of Credit is outstanding upon the occurrence of an Event of Default or on the Final Maturity Date, the Borrower will forthwith pay to the Lender an amount (the “deposit amount”) equal to the face amount of each outstanding Bankers’ Acceptance or 103% of the undrawn face amount of each outstanding Letter of Credit, which deposit amount will be held by the Lender in a non-interest bearing cash collateral account for application against the indebtedness owing by the Borrower to the Lender in respect of any outstanding Bankers’ Acceptance or any draw on any outstanding Letter of Credit. In the event that the Lender is not called upon to make full payment on any outstanding Letter of Credit prior to its expiry date, the deposit amount, or any part thereof that has not been paid out, that is attributable to such Letter of Credit, will, so long as no Event of Default then exists, be returned to the Borrower, and if an Event of Default exists shall be applied in accordance with Section 11.07. The Borrower will execute and deliver all such security as the Lender may deem necessary or advisable in connection with the deposit amount, including an assignment of the credit balance in respect of such cash collateral account.

(2)      If the Borrower does not pay to the Lender the face amount of any unmatured Bankers’ Acceptance or 103% of the undrawn face amount of any unexpired Letter of Credit required to be paid pursuant to Section 11.03(1) the Lender may at its option at any time without notice to the Borrower make a Prime Rate Loan to the Borrower equal to the face amount of all unmatured Bankers’ Acceptances and 103% of the undrawn face amount of all unexpired Letters of Credit, such Prime Rate Loan not to bear interest until the maturity date of the particular Bankers’ Acceptance or Letter of Credit. The proceeds of such Loan will be held by the Lender in accordance with Section 11.03(1).

11.04	Remedies Cumulative

For greater certainty, it is expressly understood that the respective rights and remedies of the Lender hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled in connection with such default or breach.

11.05	Perform Obligations

If an Event of Default has occurred and is continuing and if any Restricted Party has failed to perform any of its covenants or agreements in the Loan Documents, the Lender, may, but will be under no obligation to, perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing will be an Obligation and will be secured by the Security.

11.06	Third Parties

It is not necessary for any Person dealing with the Lender to inquire whether the Security has become enforceable, or whether the powers that the Lender is purporting to exercise may be exercised, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale is to be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

11.07	Application of Payments

All payments made by the Borrower hereunder or received from proceeds of the enforcement or realization of any Security will be applied to amounts due under the Obligations, as determined by the Lender.

11.08	Right of Set-off

If an Event of Default has occurred and is continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, without notice to the Borrower, any other Restricted Party or any other Person, to set-off and apply any and all deposits (general or special, time or demand, matured or unmatured, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such

Affiliate to or for the credit or the account of any Restricted Party against any and all of the Obligations, irrespective of whether or not the Lender has made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Lender or its Affiliates may have. The Lender agrees to promptly notify the Borrower after any such set-off and application, but the failure to give such notice will not affect the validity of such set-off and application.

ARTICLE 12 – CHANGE IN CIRCUMSTANCES AND INDEMNITIES

12.01	Increased Costs

(1)	If any Change in Law will:

(a)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(b)

subject the Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Loan or Letter of Credit, or change the basis of taxation of payments to the Lender in respect thereof, except for (i) Indemnified Taxes or Other Taxes covered by Section 12.02 and (ii) the imposition, or any change in the rate, of any Excluded Tax payable by the Lender; or

(c)	impose on the Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing will be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then upon request of the Lender the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(2)      If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by, or the Letters of Credit issued by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

(3)      A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 12.01(1) or 12.01(2), including reasonable detail of the basis of calculation of the amount or amounts, that is delivered to the Borrower will be conclusive absent manifest error. The Borrower will pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(4)      Failure or delay on the part of the Lender to demand compensation pursuant to this Section 12.01 will not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower will not be required to compensate the Lender pursuant to this Section 12.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

12.02	Taxes

(1)      If any Restricted Party or the Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Restricted Party hereunder or under any other Loan Document, then (i) the sum payable will be increased, and paid as additional interest, by that Restricted Party when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Restricted Party will make any such deductions required to be made by it under Applicable Law and (iii) the Restricted Party will pay when due the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(2)      Without limiting the provisions of Section 12.02(1), the Borrower will timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(3)      Without duplication of Section 12.01(1) or 12.01(2) the Borrower will indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender will be conclusive absent manifest error.

(4)      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Restricted Party to a Governmental Authority, the Restricted Party will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(5)      If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Restricted Party has paid additional amounts pursuant to this Section 12.02 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it will pay to the Borrower or other Restricted Party, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Restricted Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Lender and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or other Restricted Party as applicable, upon the request of the Lender, agrees to repay the amount paid over to the Borrower or other Restricted Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph will not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

12.03	Illegality

If the Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make or maintain any Loan (or to maintain its obligation to make any Loan), or to issue or maintain any Letter of Credit (or to maintain its obligation to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender with respect to the activity that is unlawful will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will, upon demand from the Lender, prepay or, if Conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

12.04	Inability to Determine Rates, Etc.

If the Lender determines that for any reason a market for bankers’ acceptances does not exist at any time or the Lender cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform its other obligations under this Agreement with respect to Bankers’ Acceptances, the Lender will promptly so notify the Borrower. Thereafter, the Borrower’s right to request the acceptance of Drafts and CDOR Loans will be and remain suspended until the Lender determines and notifies the Borrower that the condition causing such determination no longer exists.

If the Lender determines that for any reason adequate and reasonable means do not exist for determining the CDOR Rate for any requested Interest Period with respect to a proposed Bankers’ Acceptance or CDOR Loan, or that the CDOR Rate for any requested Interest Period with respect to a proposed Bankers’ Acceptance or CDOR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to accept Bankers’ Acceptances or make or maintain CDOR Loans will be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Drawdown Notice as it relates to a Drawdown or Rollover of, or Conversion to, a Bankers’ Acceptance or a

CDOR Loan or, failing that, will be deemed to have substituted in such Drawdown Notice a Drawdown of or Conversion to Prime Rate Loans in the amount specified therein.

If the Lender determines that for any reason adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain LIBOR Loans will be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Drawdown Notice as it relates to a Drawdown or Rollover of, or Conversion to, a LIBOR Loan or, failing that, will be deemed to have substituted in such Drawdown Notice a Drawdown of or Conversion to Base Rate Loans in the amount specified therein.

12.05	Indemnity by the Borrower

(1)      The Borrower will indemnify the Lender and each Related Party of any the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Restricted Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Default or Event of Default, (iv) any actual or alleged presence or Release of Hazardous Substance on or from any property owned or operated by any Restricted Party, or any liability under any Environmental Law related in any way to any Restricted Party, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Restricted Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Restricted Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Restricted Party has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor will an indemnity be available in respect of matters specifically addressed in Sections 12.01, 12.02 or 14.01.

(2)      To the fullest extent permitted by Applicable Law, the Restricted Party will not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee will be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(3)      All amounts due under Section 12.05(1) will be payable promptly after demand therefor. A certificate of the Lender setting forth the amount or amounts owing to the Lender or Related Party, as the case may be, as specified in Section 12.05(1), including reasonable detail of the basis of calculation of the amount or amounts, that is delivered to the Borrower will be conclusive absent manifest error.

ARTICLE 13 - GUARANTEE

13.01	Guarantees and Indemnity

(1)      Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees payment of the Guaranteed Obligations.

(2)      If any or all of the Guaranteed Obligations are not duly paid and are not recoverable under Section 13.01(1) for any reason whatsoever, each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, will, as a separate and distinct obligation, indemnify and save harmless the Lender and each of them from and against any losses resulting from the failure of any Restricted Party to pay the Guaranteed Obligations.

(3)      If any or all of the Guaranteed Obligations are not duly paid and are not recoverable under Section 13.01(1) or the Lender is not indemnified under Section 13.01(2), in each case, for any reason whatsoever, the Guaranteed Obligations will be recoverable jointly and severally from each of the Guarantors as primary obligor.

13.02	Obligations Absolute

The liability of each Guarantor hereunder is absolute and unconditional and is not affected by:

(a)	any lack of validity or enforceability of this Agreement or any other Loan Document;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of Governmental Authority;

(c)

the bankruptcy, winding up, liquidation, dissolution, arrangement, insolvency or other similar proceeding affecting any Restricted Party or any other Person, the amalgamation of or any change in the status, function, control or ownership of any Restricted Party, any Guarantor or any other Person;

(d)

any lack or limitation of power, incapacity or disability on the part of any Restricted Party or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of any Restricted Party in its Guaranteed Obligations; or

(e)	any other law, regulation or other circumstance that might otherwise constitute a defence available to, or a discharge of, any Restricted Party in respect of any or all of the Guaranteed Obligations.

13.03	No Release

The liability of each Guarantor hereunder is not released, discharged, limited or in any way affected by anything done, suffered or permitted by the Lender or any other Person in connection with any duties or liabilities of any Restricted Party to the Lender or any Security, including any loss of or in respect of any Security. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part the liability of any Guarantor hereunder, without obtaining the consent of or giving notice to any Guarantor, the Lender may:

(a)	discontinue, reduce, increase or otherwise vary the credit of the Borrower in any manner whatsoever;

(b)

make any change in the time, manner or place of payment under, or in any other term of, any Loan Document or the failure on the part of any Restricted Party to carry out any of its obligations under any Loan Document;

(c)	grant time, renewals, extensions, indulgences, releases and discharges to any Restricted Party;

(d)	take or abstain from taking or enforcing the Security or from perfecting Security;

(e)	accept compromises from any Restricted Party;

(f)

apply all money at any time received from any Restricted Party or from the Security upon such part of the Obligations as the Lender may see fit or change any such application in whole or in part from time to time as each of them may see fit; and

(g)	otherwise deal with each Restricted Party and all other Persons and the Security as the Lender may see fit.

13.04	No Exhaustion of Remedies

The Lender is not bound or obligated to exhaust its recourse against any Restricted Party or other Person or any Security it may hold, or take any other action before being entitled to demand payment from any Guarantor hereunder.

13.05	Prima facie Evidence

Any account settled or stated in writing by or between the Lender and each Restricted Party will be, in the absence of manifest error, prima facie evidence that the balance or amount thereof appearing due to the Lender is so due.

13.06	No Set-Off

In any claim by the Lender against any Guarantor, such Guarantor may not assert any set-off or counterclaim that either such Guarantor or any other Restricted Party may have against the Lender.

13.07	Continuing Guarantee

The Obligations of each Guarantor hereunder will constitute and be continuing obligations and will apply to and guarantee and secure any ultimate balance due or remaining due to the Lender and will not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to any such Person. The Obligations of each Guarantor hereunder will continue to be effective even if at any time any payment of any of the Guaranteed Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the recipient of such payment upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of any Restricted Party or otherwise, all as though such payment had not been made.

13.08	Waivers by Guarantors

Each Guarantor hereby irrevocably waives acceptance hereof, presentation, demand, protest and any notice, as well as any requirement that at any time any action be taken by any Person against such Guarantor, any other Restricted Party or any other Person.

13.09	Demand

Each Guarantor will make payment to the Lender of the full amount of the Guaranteed Obligations and all other amounts payable by it hereunder forthwith after demand therefor is made to it. Each Guarantor will also make payment to the Lender of all costs and expenses incurred by the Lender in enforcing the provisions of this Article 13.

13.10	Interest

Each Guarantor will pay interest to the Lender at the Prime Rate plus 2% per annum for amounts payable in Canadian Dollars and at the Base Rate plus 2% per annum for amounts payable in United States Dollars on the unpaid portion of all amounts payable by such Guarantor hereunder, such interest to accrue from and including the date of demand on the Guarantor, and will be compounded monthly.

13.11	Subrogation; Contribution

No Guarantor will be entitled to subrogation or to contribution from any Restricted Party by reason of any payment hereunder until indefeasible payment in full of all Guaranteed Obligations of all Guarantors, and the termination of the Commitments. Thereafter, the Lender, at each Guarantor’s request and expense, will execute and deliver to such Guarantor appropriate documents, without recourse and without representation and warranty, except as to the amount owing, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations and any Security held therefor resulting from such payment by such Guarantors.

13.12	Stay of Acceleration

If acceleration of the payment of any Guaranteed Obligations payable by any Guarantor is stayed upon the insolvency, bankruptcy or reorganization of such Guarantor or otherwise, all such Guaranteed Obligations otherwise subject to acceleration under the provisions of any Loan Document will nonetheless be payable by each other Guarantor herewith in accordance with the terms hereof.

13.13	Limitation on Obligations of Subsidiary Guarantors

The Obligation under this Article 13 of each Guarantor that is a Subsidiary of the Borrower and that is subject to the provisions of the United States Bankruptcy Code will be limited to an aggregate amount that is equal to the largest amount that would not render the obligations of such Guarantor subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of Applicable Law.

ARTICLE 14 - GENERAL

14.01	Costs and Expenses

The Borrower will pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of Lender’s Counsel, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby will be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lender including the reasonable fees, charges and disbursements of Lender’s Counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 14.01, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

14.02	Governing Law, Jurisdiction, Etc.

(1)      This Agreement and each other Loan Document (unless otherwise specified in such Loan Document) will be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.

(2)      Each Restricted Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Alberta and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Restricted Party agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document will affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Restricted Party or its properties in the courts of any jurisdiction.

(3)      Each Restricted Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 14.02(2). Each Restricted Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.03	Judgment Currency

(1)      If for the purpose of obtaining or enforcing judgement against a Restricted Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 14.03 referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(b)

the date on which the judgement is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.03(1)(b) being hereinafter in this Section 14.03 referred to as the “Judgment Conversion Date”).

(2)      If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.03(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower or other Restricted Party will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgement or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(3)      Any amount due from a Restricted Party under the provisions of Section 14.03(2) will be due as a separate debt and will not be affected by judgement being obtained for any other amounts due under or in respect of this Agreement.

(4)      The term “rate of exchange” in this Section 14.03 means:

(a)

for a conversion of Canadian Dollars to the Judgment Currency, the reciprocal of the official rate of exchange published by the Bank of Canada at 4:30 pm (Toronto time) for the day prior to the date in question for the conversion of the Judgment Currency to Canadian Dollars;

(b)	for a conversion of United States Dollars to the Judgment Currency when the Judgment Currency is Canadian Dollars, the official rate of exchange published by the Bank of Canada at 4:30 pm (Toronto time) for the day prior to the date in question for the conversion of United States Dollars to Canadian Dollars;

(c)

for a conversion of United States Dollars to the Judgment Currency when the Judgment Currency is not Canadian Dollars, the effective rate obtained when a given amount of United States Dollars is converted to Canadian Dollars at the rate determined pursuant to Section 14.03(4)(b) and the result thereof is then converted to the Judgment Currency pursuant to Section 14.03(4)(a); or

(d)

if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Lender at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.

14.04	Confidentiality

(1)      The Lender agrees to maintain the confidentiality of the Information (as defined in Section 14.04(2) below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.04(1), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 14.04(1) or (y) becomes available to the Lender on a non-confidential basis from a source other than a Restricted Party who, to the knowledge of the Lender, was not under an obligation of confidentiality to the applicable Restricted Party at the time such Confidential Information was provided to the Lender.

(2)      For purposes of this Section, “Information” means all information received in connection with this Agreement from any Restricted Party relating to any Restricted Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in Section 14.04(1) will be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

14.05	Benefit and Burden of Agreement

This Agreement will be binding upon the Borrower and each other Restricted Party and their respective successors. This Agreement will enure to the benefit of and will be binding upon the Lender and its successors and assigns.

14.06	No Assignment by the Borrower

The rights and benefits of the Borrower hereunder may not be assigned by the Borrower.

14.07	Assignment or Participation by Lender

(1)      The rights, benefits and obligations of the Lender under or in respect of this Agreement (the “Rights”) may, in whole or in part (subject to, prior to the occurrence of an Event of Default, a minimum amount of $5,000,000), be assigned (“Assign”, “Assigned” or an “Assignment”) or participated (“Participated” or a “Participation”) by the Lender with one or more Persons (each an “Assignee” or a “Participant”, as the case may be), subject to the prior written consent of the Borrower, which consent will not be unreasonably withheld or delayed. Prior to the occurrence of an Event of Default, the Lender will not Assign to a Person that is not an Affiliate of the Lender, a Schedule I, Schedule II or Schedule III bank as identified in the Bank Act (Canada). Notwithstanding the foregoing, the Rights may, in whole or in part, be Participated or Assigned by the Lender with one or more Participants or Assignees without notice to or the consent of the Borrower if an Event of Default has occurred and is continuing. An Assignment or Participation hereunder that requires the consent of the Borrower will become effective upon receipt by the Lender of the written consent of the Borrower. An Assignment or Participation that does not require the consent of or notice to the Borrower will become effective upon execution of the applicable documentation by the Lender, as applicable, and the Participant or Assignee, as the case may be. The Borrower will execute all such further documentation as the Lender may request with respect to any Assignment or Participation and any prospective Assignee will execute such documentation as the Borrower may reasonably request for the purpose of ensuring that the Assignee is bound by the terms of this Agreement.

(2)      Any Assignee of Rights will be and be treated in respect of such Rights as if it were the Lender for all purposes of this Agreement, will be entitled to the benefit hereof, and will be subject to the obligations of the Lender in respect of such Rights, to the same extent as if it were an original party in respect of the Rights and the Lender assigning such Rights will be released and discharged from its obligations hereunder in respect of such Rights. To the extent that the Rights are the subject of a Participation, all references in this Agreement to the Lender will, with respect to such Rights that are subject to the Participation, continue to be construed as a reference to the Lender, and the Borrower will be entitled to deal with the Lender as if it were the sole owner of the Rights and the Lender will not be released from obligations hereunder by virtue of the Participation. The Borrower acknowledges and agrees that the Lender will be entitled, in its own name, to enforce for the benefit of, or as agent for, any Participants, any and all rights, claims and interests of such Participants, in respect of the Rights and that Participants will not be entitled to demand payment or exercise any other right or remedy pursuant hereto.

(3)      For the purposes of any Assignment or Participation hereunder, the Lender may disclose on a confidential basis to a potential Assignee or Participant such information about the Borrower as the Lender may see fit, provided that such potential Assignee or Participant has executed a confidentiality agreement in favour of the Lender.

14.08	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient at the address or telecopier number set forth on the signature pages to this Agreement, or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof or, if given by registered mail, on the third Business Day following the deposit thereof in the mail or, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

14.09	Effect of Assignment

For greater certainty, an assignment by the Lender of its rights hereunder will not constitute a repayment, discharge, rescission, extinguishment or novation of any Loan or interest therein, and the obligations so assigned shall continue to be the same obligations and not new obligations.

14.10	Survival

The provisions of Section 12.05 and 14.01 will survive the repayment of all Loans and all obligations with respect to Letters of Credit, whether on account of principal, interest or fees, and the termination of this Agreement, unless a specific release of such provisions by the Lender is delivered to the Borrower.

14.11	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either of the parties.

14.12	Further Assurances

Each Restricted Party and the Lender will promptly cure any default by it in the execution and delivery of this Agreement, the Loan Documents or of any agreements provided for hereunder to which it is a party. Each Restricted Party, at its expense, will promptly execute and deliver to the Lender, upon request by the Lender, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of such Restricted Party hereunder or more fully to state the obligations of such Restricted Party as set forth herein or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

14.13	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Borrower and the Lender. No waiver of any breach of any provision of this Agreement and no consent required hereunder will be effective or binding unless made in writing and signed by the party purporting to give the same. Unless otherwise provided, any waiver or consent given hereunder will be limited to the specific breach waived or matter consented to, as the case may be, and may be subject to such conditions as the party giving such waiver or consent considers appropriate.

14.14	Time of the Essence

Time is of the essence of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF the parties have executed this Agreement.

BORROWER:		DIRTT ENVIRONMENTAL SOLUTIONS LTD.
Address:	7303 30th Street SE
Calgary, Alberta
	T2C 1N6		/s/ Geoff Krause
Attention:	Chief Financial Officer	By:
Facsimile No.:			Name: Geoff Krause
Title: Chief Financial Officer

By:
Name:
Title:

[Signature page to Credit Agreement – Borrower]

GUARANTOR:		DIRTT ENVIRONMENTAL SOLUTIONS, INC.
Address:	C/O DIRTT
Attention:	Environmental Solutions Ltd. 7303 30th Street SE Calgary, Alberta T2C 1N6 Chief Financial Officer	By:	/s/ Geoff Krause
Facsimile No.:			Name: Geoff Krause
Title: Chief Financial Officer

By:
Name:
Title:

[Signature page to Credit Agreement – Guarantor]

LENDER:		ROYAL BANK OF CANADA
Address:
Attention:	Vice President, National Client Group	By:	/s/ Jennifer Guo
Facsimile No.:			Name: Jennifer Guo
Title: Vice President, NCG Finance

By:
Name:
Title:

[Signature page to Credit Agreement – Lender]

Schedule A

Commitments

Commitments

Credit Facility	Total Commitment

Cdn. $50,000,000	Cdn. $50,000,000

Schedule 1.01(A)

Compliance Certificate

TO:	Royal Bank of Canada
(the “Lender”)

FROM:	DIRTT Environmental Solutions Ltd.
(the “Borrower”)

DATE:	●

This Compliance Certificate is delivered to you pursuant to Section 9.03(3) of the credit agreement made as of July 19, 2019 between the Borrower, the Lender and others, as amended to the date hereof (the “Credit Agreement”). All terms used in this Compliance Certificate that are defined in the Credit Agreement have the same meanings herein.

I, [name], the [title] of the Borrower, certify for and on behalf of the Borrower, and not in my personal capacity and without personal liability, that:

1.

Representations and Warranties. All of the representations and warranties of the Borrower contained in Section 8.01 of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof unless varied as contemplated in Section 8.02.

2.

Terms, Covenants and Conditions. All of the terms, covenants and conditions of the Credit Agreement and each of the other Loan Documents to be performed or complied with by the Borrower at or prior to the date hereof have been performed or complied with.

3.	Default. No Default or Event of Default has occurred and is continuing on the date hereof.

4.

Lease Agreements. All rent, base rent, additional rent, participating rent, operating expenses and all other amounts due and payable to each landlord under and pursuant to each Lease Agreement are current and have been paid in full.

5.	Financial Statements. Attached hereto are the financial statements of most recent date referred to in Sections 9.03(1) or (2), as applicable, of the Credit Agreement.

6.	Funded Debt. Funded Debt as at is
Cdn. $ .

7.	Adjusted EBITDA. Adjusted EBITDA for the four fiscal quarters ended is Cdn. $ .

8.	Fixed Charges. Fixed Charges for the four fiscal quarters ended is
Cdn $ .

9.	Attached hereto as Exhibit I is a detailed calculation of the Funded Debt, Adjusted EBITDA and Fixed Charges.

10.	Financial Covenant Compliance.

A.	Funded Debt to Adjusted EBITDA Ratio

Quarter Ending	Maximum Permitted Ratio	Actual Ratio

●	●	●

B.	Fixed Charge Coverage Ratio

Quarter Ending	Maximum Permitted Ratio	Actual Ratio

●	●	●

Name:

EXHIBIT I

(Detailed Calculation of Funded Debt Adjusted EBITDA and Fixed Charges)

Schedule 1.01(B)

Conversion Notice

TO:	Royal Bank of Canada
(the “Lender”)

FROM:	DIRTT Environmental Solutions Ltd.
(the “Borrower”)

DATE:	●

1.

This Conversion Notice is delivered pursuant to the credit agreement made as of July 19, 2019 between the Borrower, the Lender and others, as amended to the date hereof (the “Credit Agreement”). All terms used in this Conversion Notice that are defined in the Credit Agreement have the same meanings herein.

2.	The Borrower hereby requests a Conversion under the Credit Facility as follows:

(a)	Type and amount of each Loan to be converted (check appropriate boxes):

Amount

( )	Prime Rate Loan:		Cdn. $

( )	Base Rate Loan:		U.S. $

( )	Bankers’ Acceptances:

	Amount	Term in Months

Cdn. $

( )	CDOR Loan:

	Amount	Term in Months

CDN. $

( )	LIBOR Loan:

	Amount	Term in Months

U.S. $

(b)	Type and amount of each Loan resulting from Conversion (check appropriate boxes):

Amount

( )	Prime Rate Loan:		Cdn. $

( )	Base Rate Loan:		U.S. $

( )	Bankers’ Acceptances :

	Amount	Term in Months	Rollover Amount

	Cdn. $		Cdn. $

( )	CDOR Loan:

	Amount	Term in Months

CDN. $

( )	LIBOR Loan:

	Amount	Term in Months

U.S. $

3.	No Default or Event of Default has occurred and is continuing or will have occurred and be continuing on the date of the above Conversion(s), or will result from the above Conversion(s).

DIRTT Environmental Solutions Ltd.

By:
Name:
Title:

Schedule 1.01(C)

Drawdown Notice

TO:	Royal Bank of Canada
(the “Lender”)

FROM:	DIRTT Environmental Solutions Ltd.
(the “Borrower”)

DATE:	●

1.

This Drawdown Notice is delivered pursuant to the credit agreement made as of July 19, 2019, between the Borrower, the Lender and others, as amended to the date hereof (the “Credit Agreement”). All terms used in this Drawdown Notice that are defined in the Credit Agreement have the same meanings herein.

2.	The Borrower hereby requests the following Loan(s) and Letter(s) of Credit:

(a)	Drawdown Date:

(b)	Type and Amount of each Loan or Letter of Credit (check appropriate boxes):

Amount

( )	Prime Rate Loan:		Cdn. $

( )	Base Rate Loan:		U.S. $

( )	Bankers’ Acceptances:

	Amount	Term in Months

Cdn. $

( )	CDOR Loan:

	Amount	Term in Months	Maturity Date

CDN. $

( )	LIBOR Loan:

	Amount	Term in Months	Maturity Date

U.S. $

( )	Letter of Credit:

	Amount	Expiry Date

Cdn. $

U.S. $

Total Cdn. $

Total U.S. $

3.

Representations and Warranties. All of the representations and warranties of the Borrower contained in Section 8.01 of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof unless varied as contemplated in Section 8.02.

4.	All of the conditions precedent to the Loan(s) and Letter(s) of Credit requested hereby that have not been properly waived in writing by the Lender has been satisfied.

5.	No Default or Event of Default has occurred and is continuing or will have occurred and be continuing on the Drawdown Date, or will result from the Loan(s) and Letter(s) of Credit requested hereby.

DIRTT Environmental Solutions Ltd.

By:
Name:
Title:

Schedule 1.01(G)

Repayment Notice

TO:	Royal Bank of Canada

(the “Lender”)

FROM:	DIRTT Environmental Solutions Ltd.

(the “Borrower”)

DATE:	●

1.

This Repayment Notice is delivered pursuant to the credit agreement made as of July, 19, 2019, between the Borrower, the Lender and others, as amended to the date hereof (the “Credit Agreement”). All terms used in this Repayment Notice that are defined in the Credit Agreement have the same meanings herein.

2.	The Borrower hereby advises of the following repayments:

(a)	Repayment Date:

(b)	Type and Amount of each Loan being repaid (check appropriate boxes):

Amount

( )	Prime Rate Loan:	Cdn. $

( )	Base Rate Loan:	U.S. $

( )	Bankers’ Acceptances:

	Amount	Maturity Date

Cdn. $

( )	CDOR Loan:

	Amount	Maturity Date

CDN.$

( )	LIBOR Loan:

	Amount	Maturity Date

U.S. $

DIRTT Environmental Solutions Ltd.

By:
Name:
Title:

Schedule 1.01(H)

Rollover Notice

TO:	Royal Bank of Canada

(the “Lender”)

FROM:	DIRTT Environmental Solutions Ltd.

(the “Borrower”)

DATE:	●

1.

This Rollover Notice is delivered pursuant to the credit agreement made as of July 19, 2019, between the Borrower the Lender and others, as amended to the date hereof (the “Credit Agreement”). All capitalized terms used in this Rollover Notice that are defined in the Credit Agreement have the same meanings herein.

2.	The Borrower hereby requests the Rollover of the following Loan(s):

(a)	Rollover Date:

(b)	Type and Amount of each Loan (check appropriate boxes):

( )	Bankers’ Acceptances:

	Amount	Term in Days	Maturity Date

Cdn. $

( )	CDOR Loan:

		Amount	Term in Months

CDN. $

( )	LIBOR Loan:

	Amount	Interest Period

U.S. $

DIRTT Environmental Solutions Ltd.

By:
Name:
Title: